SECURITY AGREEMENT

                                      among

                   FIRST INVESTORS AUTO CAPITAL CORPORATION
                                   as Debtor,

                       FIRST UNION CAPITAL MARKETS CORP.,
                       as Deal Agent and Collateral Agent,

                                       and

                   FIRST INVESTORS FINANCIAL SERVICES, INC.,
                                    as Seller

                           Dated as of January 1, 1998
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                                TABLE OF CONTENTS

                                                                            PAGE

                               ARTICLE I

                              DEFINITIONS

      Section 1.1. Definitions...............................................1

                               ARTICLE II

                       GRANT OF SECURITY INTEREST


      Section 2.1 Grant of Security Interest................................18
      Section 2.2 [reserved]................................................19
      Section 2.3 Re-Liening Trigger........................................19
      Section 2.4 [reserved]................................................20
      Section 2.5 Increase of Note..........................................20
      Section 2.6 Release of Receivables....................................21

                              ARTICLE III

        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DEBTOR

      Section 3.1 Representations and Warranties Concerning Receivables.....22
      Section 3.2 Covenants of the Debtor...................................27

                               ARTICLE IV

                      SERVICING AND ADMINISTRATION

      Section 4.1 Servicing.................................................33
      Section 4.2 Rights After Designation of Successor Servicer............34
      Section 4.3 Responsibilities of the Debtor............................34
      Section 4.4 Monthly Debtor's Certificate..............................35
      Section 4.5 Re-Written Receivables....................................35

                               ARTICLE V

       ALLOCATION AND APPLICATION OF COLLECTIONS; RESERVE ACCOUNT

      Section 5.1 Collections...............................................35

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      Section 5.2 Remittances to the Secured Party..........................37

                              ARTICLE V-A

                 THE RESERVE ACCOUNT AND THE DEAL AGENT

      Section 5A.1 Establishment of the Reserve Account.....................38
      Section 5A.2 Maintenance of Eligible Investments......................40
      Section 5A.3 Termination of Reserve Account; Release of Funds.........40

                               ARTICLE VI

               TERMINATION EVENTS; SERVICING TERMINATION

      Section 6.1 Termination Events........................................40
      Section 6.2 Wind-Down Events..........................................42
      Section 6.3 Amortization Events.......................................43
      Section 6.4 Remedies..................................................43
      Section 6.5 Proceeds..................................................44

                              ARTICLE VII

                          THE COLLATERAL AGENT

      Section 7.1 Duties of the Collateral Agent............................44
      Section 7.2 Compensation and Indemnification of Collateral Agent......45
      Section 7.3 Representations, Warranties and Covenants of the
                Collateral Agent............................................46
      Section 7.4 Liability of the Collateral Agent.........................47
      Section 7.5 Merger or Consolidation of, or Assumption of the
                Obligations of, the Collateral Agent........................49
      Section 7.6 Limitation on Liability of the Collateral Agent and
                Others......................................................49
      Section 7.7 Indemnification of the Secured Party......................50

                              ARTICLE VIII

                             MISCELLANEOUS

      Section 8.1 Notices, etc..............................................50
      Section 8.2 Successors and Assigns....................................51
      Section 8.3 Severability Clause.......................................52
      Section 8.4 Amendments; Governing Law.................................52
      Section 8.5 No Bankruptcy Petition Against the Company................52
      Section 8.6 Setoff....................................................52
      Section 8.7 No Recourse...............................................53
      Section 8.8 Further Assurances........................................53

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      Section 8.9 Other Costs, Expenses and Related Matters.................53
      Section 8.10 Reporting................................................53
      Section 8.11 Counterparts.............................................54
      Section 8.12 Headings.................................................54


                                    EXHIBITS

EXHIBIT A         Form of Note
EXHIBIT B         Receivables Schedule
EXHIBIT C         Servicing Agreement
EXHIBIT D         List of Eligible Investments
EXHIBIT E         Credit Guidelines
EXHIBIT F         [reserved]
EXHIBIT G         Form of Reassignment of Removed Receivables
EXHIBIT H         Form of Monthly Debtor's Certificate
EXHIBIT I         Form of Funding Notice
EXHIBIT J         [reserved]
EXHIBIT K         Forms of Contracts

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                               SECURITY AGREEMENT


      SECURITY AGREEMENT (this "AGREEMENT"), dated as of January 1, 1998 among FIRST INVESTORS AUTO CAPITAL CORPORATION, a Delaware corporation, as debtor (together with its successors and assigns, the "DEBTOR"), FIRST INVESTORS FINANCIAL SERVICES, INC., a Texas corporation (the "SELLER"), and FIRST UNION CAPITAL MARKETS CORP., as deal agent (the "DEAL AGENT") and as collateral agent (together with its successors and assigns in such capacity, the "COLLATERAL AGENT").

                            W I T N E S S E T H :

      WHEREAS, subject to the terms and conditions of this Agreement, the Debtor desires to grant a security interest in and to the Receivables and related property including the Debtor's security interest in the Financed Vehicles and the Collections derived therefrom during the full term of this Agreement;

      WHEREAS, pursuant to the Note Purchase Agreement, the Debtor has issued the Note to the Deal Agent, as agent for the Company, and will be obligated to the holder of such Note to pay the principal of and interest on such Note in accordance with the terms thereof;

      WHEREAS, the Debtor is granting a security interest in the Collateral to the Collateral Agent, for the benefit of the Secured Party, to secure the payment and performance of the Debtor of its obligations under this Agreement, the Note and the Note Purchase Agreement;

      NOW THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.1.      DEFINITIONS.

      All capitalized terms used herein shall have the meanings herein specified, and shall include in the singular number the plural and in the plural number the singular:

ACCRUED INTEREST COMPONENT: For any Collection Period, the Interest Component of all Commercial Paper Notes outstanding at any time during such Collection Period which has accrued from the first day through the last day of such Collection Period whether or not such Commercial Paper Notes mature during such Collection Period. For purposes of the immediately preceding sentence, the portion of the Interest Component of Commercial Paper Notes accrued in a Collection Period in which Commercial Paper Notes have a stated maturity date that succeeds the last day of such Collection Period shall be based on the actual number of days elapsed in such Collection Period during which Commercial Paper Notes were outstanding.
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ADDITIONAL AMOUNTS: (a) Any refunds or other payments under any Extended Service
Agreement; (b) refunds in connection with (i) credit life policies relating to Financed Vehicles and (ii) accident and health policies relating to Financed Vehicles and (c) sales tax refunds relating to Financed Vehicles.

ADJUSTED LIBOR RATE: With respect to any Collection Period, a rate per annum equal to the sum (rounded upwards, if necessary, to the next higher 1/100 of 1%) of (a) the rate obtained by dividing (i) the applicable LIBOR Rate by (ii) a percentage equal to 100% minus the reserve percentage used for determining the maximum reserve requirement as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is applicable to the Liquidity Provider during such Collection Period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such percentage for those days in such Collection Period during which any such percentage shall be applicable) PLUS (b) the then daily net annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) as estimated by the Liquidity Provider for determining the current annual assessment payable by the Liquidity Provider to the Federal Deposit Insurance Corporation in respect of eurocurrency or eurodollar funding, lending or liabilities.

ADMINISTRATION AGREEMENT:  The Administration Agreement, dated as of
September 28, 1995, between the Company and First Union Capital Markets Corp., as amended, modified and/or restated.

ADVANCE RATE:  On any day, 88%.

AFFILIATE: With respect to a Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

AGENT'S ACCOUNT: A special account (account number 01 41 96 47) in the name of the Deal Agent, maintained at Bankers Trust Company.

AGREEMENT: This Security Agreement, as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.

AMORTIZATION EVENT:  Has the meaning set forth in Section 6.3 hereof.

AMOUNT FINANCED: With respect to a Receivable means the amount advanced to, or for the benefit of, the Obligor under the Receivable toward the purchase price of the Financed Vehicle and any related costs.

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ANNUAL PERCENTAGE RATE or APR:  The annual rate of finance charges of a
Receivable stated in the Receivable.

AVAILABLE COLLECTIONS: With respect to each Remittance Date, all Collections received by the Servicer, from whatever source, during or with respect to the prior Collection Period, LESS the fees and expenses of GECC as Servicer which GECC, pursuant to the Servicing Agreement, is permitted to withhold from amounts remitted to the Debtor or the Collateral Agent.

BAILEE:  A "Bailee" within the meaning of Section 9-305 of the New York UCC.

BASE RATE: A rate per annum equal to the greater of (a) the prime rate of interest announced by the Liquidity Provider (or, if more than one Liquidity Provider, then by First Union National Bank) from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Liquidity Provider (or First Union National Bank as applicable)) and (b) the sum of (i) 1.50%, and (ii) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Liquidity Provider (or, if more than one Liquidity Provider, then by First Union National Bank) from three Federal funds brokers of recognized standing selected by it.

BORROWING BASE: At any time, the product of (i) (a) the aggregate Principal Balance of all Eligible Receivables MINUS (b) the aggregate Principal Balance of all Eligible Receivables that constitute Re-Written Receivables to the extent that such aggregate Principal Balance exceeds 3.0% of the aggregate Principal Balance of all Eligible Receivables and (ii) the Advance Rate.

BUSINESS DAY: Any day (excluding Saturday or Sunday) on which banks are open for business in New York, New York, Charlotte, North Carolina and Houston, Texas.

CARRYING COSTS:  For any Collection Period the sum of:

      (a) The sum of the dollar amount of the Company's obligations for such Collection Period determined on an accrual basis in accordance with generally accepted accounting principles consistently applied

            (i) To pay interest with respect to Purchased Interests (such interest to be calculated based on the Adjusted LIBOR Rate, provided such rate is available, otherwise, the Base Rate) outstanding at any time during such Collection Period accrued from the first day through the last day of such Collection Period whether or not such interest is payable during such Collection Period;

            (ii) Without duplication of the amounts described in clause (i) above, to pay interest, calculated at the Base Rate, with respect to amounts disbursed by the Credit

                                       3
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      Support Provider in respect of Defaulted Receivables, outstanding at any time during such Collection Period accrued from the first day through the last day of such Collection Period whether or not such interest is payable during such Collection Period;

            (iii) Without duplication of the amounts described in clauses (i) and (ii) above, to pay the Accrued Interest Component of Commercial Paper Notes with respect to any Collection Period (it being understood that to the extent the Company has obtained funding under the Liquidity Agreement or a Credit Support Agreement, the Company will not obtain duplicative funding in the commercial paper markets);

            (iv) Any past due amounts not paid in clauses (i), (ii) or (iii) above; and

            (v) To pay the costs of the Company with respect to the operation of the Yield Protection Provision; and

      (b) The Program Fee and Liquidity Fee accrued from the first day through the last day of such Collection Period and payable in accordance with the terms of the Fee Letter.

CERTIFICATED SECURITIES: "Certificated securities" as defined in Section 8-102(l)(a) of the New York UCC and Section 8-102(a)(4) of the New York UCC which are in the continuous possession in the State of New York by the Financial Intermediary.

CLEARING CORPORATION:  The Depository Trust Company.

CLEARING CORPORATION SECURITIES: "Certificated securities" as defined in Section 8-102(l)(a) of the New York UCC and Section 8-102(a)(4) of the New York UCC which are in the continuous possession in the State of New York or the Clearing Corporation or a Custodian Bank.

CLOSING DATE: January 1, 1998.

CODE: The Internal Revenue Code of 1986, as amended from time to time (including any successor statute), and the regulations promulgated and the rulings issued thereunder.

COLLATERAL:  Has the meaning set forth in Section 2.1 of this Agreement.

COLLATERAL AGENT: First Union Capital Markets Corp., or any successor thereto.

COLLECTION ACCOUNT:  The account established pursuant to Section 4.1(b).

COLLECTION PERIOD: With respect to any Remittance Date, the calendar month immediately preceding the month of such Remittance Date (and with respect to the initial Remittance Date, the time period from and including the Closing Date to and including January 31, 1998.

COLLECTIONS: All Principal Collections and Finance Charge Collections received by the Servicer in respect of the Collateral in the form of cash, checks, wire transfers or other form of payment.

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COMMERCIAL PAPER:  Promissory notes of the Company issued by the Company in the commercial paper market.

COMMERCIAL PAPER NOTES: Commercial Paper the proceeds of which are at any time allocated by the Deal Agent in respect of the acquisition or maintenance of the Net Investment.

COMPANY: Variable Funding Capital Corporation, a Delaware corporation, together with its successors and assigns.

CONVEYANCE DATE:  Has the meaning set forth in Section 3.1(a) hereof.

CREDIT GUIDELINES: Policies and procedures of the Seller, relating to the operation of the automotive financing business of the Seller, including, without limitation, the policies and procedures for determining the creditworthiness of retail automotive installment sales contract customers, the extension of credit to such customers and relating to the maintenance of retail automotive installment sales contracts and collection of retail automotive installment sales contracts, as such policies and procedures may be amended from time to time and which shall be attached hereto as EXHIBIT E.

CREDIT INSURANCE: VSI Insurance and any other insurance with respect to the Receivables upon which the Company and the Seller have agreed.

CREDIT SUPPORT AGREEMENT: Any agreement between the Company and the Credit Support Provider evidencing the obligation of the Credit Support Provider to provide credit support to the Company in connection with the issuance of Commercial Paper.

CREDIT SUPPORT PROVIDER: The Person or Persons who will provide credit support to the Company in connection with the issuance by the Company of its Commercial Paper.

CUSTODIAN BANK: A "custodian bank" as defined in Section 8-102(4) of the New York UCC.

CUT-OFF DATE:  December 31, 1997.

DEAL AGENT: First Union Capital Markets Corp. and its successors and assigns, as administrator for the Company.

DEBTOR: First Investors Auto Capital Corporation and its successors and assigns.

DEFAULTED RECEIVABLE: Each Receivable with respect to which (a) in accordance with the Credit Guidelines, the Seller has determined in good faith that eventual payment in full is unlikely, (b) the related Financed Vehicle has been repossessed (c) any payment or part thereof is over 90 days contractually delinquent or (d) has been identified by the Servicer as uncollectible.

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DELINQUENT RECEIVABLE: Each Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 30 days from the original due date for such payment and (b) is not a Defaulted Receivable.

DELINQUENCY RATIO: With respect to any Determination Date, the ratio (expressed as a percentage) of (a) the aggregate amount of remaining scheduled payments of principal and interest with respect to all Receivables which are Delinquent Receivables as of the last day of the related Collection Period to (b) the aggregate amount of remaining scheduled payments of principal and interest with respect to all outstanding Receivables (that are not Defaulted Receivables) as of the first day of the related Collection Period.

DETERMINATION DATE: With respect to any Remittance Date, the 15th day of the month in which such Remittance Date falls or, if such day is not a Business Day, the Business Day next succeeding such day.

DOLLAR, DOLLARS and "$": Lawful money of the United States of America.

ELIGIBLE INVESTMENTS: Each of the investments attached hereto on the list of investments set forth as EXHIBIT D, as amended or modified only with the prior written consent of the Deal Agent and which may include investments for which the Collateral Agent (but not in its capacity as Collateral Agent) or an Affiliate of the Collateral Agent provides services.

ELIGIBLE RECEIVABLES:  As of any day, each Receivable of the Debtor:

      (a)   which is payable in Dollars;

      (b) at the time of origination, the Obligor on which has provided, as its most recent billing address, an address located in the United States;

      (c) which is not a Defaulted Receivable as of the related Conveyance Date;

      (d) which has been created in accordance with, or under standards no less stringent than, the Credit Guidelines relating to the "Tier III" pricing program, which Credit Guidelines are attached hereto as EXHIBIT E;

      (e) which is not more than 30 days contractually delinquent from the due date, as of the related Conveyance Date, nor does the Obligor with respect thereto have any other automotive receivable owing to the Seller which is 60 or more days contractually delinquent or defaulted as of the related Conveyance Date.

      (f) which was acquired by the Debtor in the ordinary course of the Debtor's business, was acquired by the Seller in the ordinary course of the Seller's business and which was created as a result of an advance by an Originator, directly to or for the benefit of an Obligor for the purchase of an automobile or light truck;

                                       6
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      (g) as of the related Conveyance Date, the Debtor will have good and marketable title thereto and which is not subject to any Lien or claim or other encumbrance for any work, labor or materials performed on the related Financed Vehicle which are Liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the Receivable, and as to which, the Collateral Agent, for the benefit of the Secured Party, shall have a valid and perfected first priority security interest, free and clear of all Liens, encumbrances, security interests and rights of others;

      (h) as of the related Conveyance Date, to the best of the Seller's knowledge, a bona fide down payment has been made;

      (i) which provides for level monthly payments (provided that the payment in the first and last month of the Receivable may be minimally different from the level payment) that fully amortize the Amount Financed by maturity and yield interest at the APR;

      (j) which provides for, in the event that such Receivable is prepaid by the Obligor, a prepayment that fully pays the Principal Balance of such Receivable and any interest accrued through the date of prepayment;

      (k) which does not represent either a direct or indirect obligation of any federal, state or local government entity;

      (l) the Obligor of which has not previously defaulted on an automobile installment sales contract purchased by the Seller as of the related Conveyance Date;

      (m) which was originated by an Originator approved by the Seller and which Originator is subject to an Originator Agreement with the Seller, and which if acquired by the Seller pursuant to a "bulk purchase" from another Originator has been approved in writing by the Deal Agent;

      (n) which has a clear right of repossession on the Financed Vehicle securing such Receivable;

      (o)   [reserved];

      (p) which is not, as of the related Conveyance Date, subject to any right of rescission, cancellation, setoff, claim, counterclaim or defense (including the defense of usury) of the Obligor;

      (q) which has an original term of 60 months or less;

      (r)   which has an APR of at least 15.0%;

      (s) the due date for any payment or payments on which has not been extended as of any date of determination; PROVIDED, that if the Obligor with respect to a Receivable has made six

                                       7
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consecutive payments in full on such
Receivable, such Receivable shall be an Eligible Receivable if it satisfies all other clauses of this definition and if extensions have been granted on the payments with respect to such Receivable either (i) in the aggregate for no more than one month for each twelve months of the original term of such Receivable; or (ii) no more than twice for periods of one month each during the preceding twelve calendar months;

      (t) which is secured by a valid, subsisting, and enforceable first priority perfected security interest in favor of the Seller in the related Financed Vehicle, which security interest has been validly assigned by the Seller to the Debtor;

      (u) which represents the genuine, legal, valid and binding payment obligation in writing of the obligor, enforceable by the holder thereof in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally;

      (v) which shall have complied with, at the time of its origination, and shall remain in compliance with, all Requirements of Law;

      (w) which had at the time of origination thereof, an outstanding Principal Balance of not greater than $40,000;

      (x)   [reserved];

      (y) the Obligor of which is required to make payments to a lockbox under the control of the Servicer;

      (z) which, as of the related Conveyance Date, has not been waived or modified except as permitted herein by the Deal Agent;

      (aa) as to which the Debtor has done nothing, as of the related Conveyance Date, to impair the rights of the Deal Agent, the Company or the Collateral Agent therein;

      (bb)  which is covered by a valid VSI Insurance Policy;

      (cc) which constitutes "chattel paper" under and as defined in Article 9 of the UCC as then in effect in the Relevant UCC State; and

      (dd) which was acquired pursuant to an Originator Agreement in a transaction constituting a bona fide sale in the ordinary course of such Originator's business.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

ERISA AFFILIATE: With respect to the Debtor, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with the Debtor as a single employer under Section 4001 of ERISA or Sections 414(b),
(c), (m) or (o) of the Code.

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EXTENDED SERVICE AGREEMENT:  A service contract covering repairs to a
Financed Vehicle.

FACILITY LIMIT:  $25,000,000.

FEDERAL BOOK-ENTRY SECURITIES: Securities issued by the U.S. Treasury, FNMA or by FHLMC which are maintained in book-entry form on the records of the Federal Reserve Bank of Dallas.

FEE LETTER: The letter agreement, dated the Closing Date, between the Company and the Debtor in respect of the payment by the Debtor of certain fees.

FINANCE CHARGE COLLECTIONS: With respect to any Collection Period, the sum of the following amounts: (a) that portion of all collections on Receivables allocable to interest, late fees, insufficient funds check charges and related charges assessed against Obligors, (b) Liquidation Proceeds to the extent allocable to interest due thereon in accordance with the Servicer's customary servicing procedures, (c) any amounts received by the Debtor pursuant to any Interest Rate Hedge Agreement, and (d) the interest portion of the amount required to be paid by the Debtor to reduce the principal balance of the Note and release the lien of the Secured Party on each Receivable that became an Ineligible Receivable during the related Collection Period.

FINANCED VEHICLE: An automobile or light truck, together with all accessions thereto, securing an Obligor's indebtedness under the respective Receivable.

FINANCIAL INTERMEDIARY: First Union National Bank and any other entity acting in the capacity of a "financial intermediary" as defined in Section 8-313(4) of the New York UCC.

FINANCIAL INTERMEDIARY SECURITIES ACCOUNT: A reserve account which is a securities account maintained by the Financial Intermediary in the name of First Union Capital Markets Corp., as Collateral Agent for the Secured Party.

GECC:  Has the meaning specified in Section 4.1(a).

GOVERNMENTAL AUTHORITY: The United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

GROSS DEFAULT RATIO: On any Determination Date, a fraction (expressed as a percentage) the numerator of which is the product of (i) 12 multiplied by (ii) the aggregate outstanding principal balance of Receivables which became Defaulted Receivables during the related Collection Period and the denominator of which is the aggregate outstanding Principal Balance of all Eligible Receivables as of the first day of the third prior Collection Period (provided, however, that until the fourth Determination Date, the denominator shall be the aggregate outstanding Principal Balance of all Eligible Receivables as of the last day of the first Collection Period).

HEDGE COUNTERPARTY: Has the meaning specified in Section 3.2(n) of this Agreement.

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INCIPIENT COVERAGE SHORTFALL:  Occurs on any day on which the Net Investment
PLUS accrued Carrying Costs exceeds the sum of (a) the Borrowing Base and (b) the amount on deposit in the Reserve Account.

INELIGIBLE RECEIVABLE:  Has the meaning specified in Section 3.1.

INSTRUMENTS:  Has the meaning specified in Section 9-105 of the New York UCC.

INTEREST COMPONENT: (i) with respect to any Commercial Paper issued on an interest-bearing basis, the interest payable on such Commercial Paper at its maturity (including any dealer commissions or placement agent fees) and (ii) with respect to any Commercial Paper issued on a discount basis, the portion of the face amount of such Commercial Paper representing the discount incurred in respect thereof (including any dealer commissions or placement agent fees).

INITIAL FUNDING:  Has the meaning specified in the Note Purchase Agreement.

INITIAL RESERVE ACCOUNT DEPOSIT:  $250,000.

INTEREST RATE HEDGE AGREEMENT:  Has the meaning specified in Section 3.2(n).

LAW: Any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

LIBOR RATE: With respect to any Collection Period, the rate determined by First Union National Bank ("FUNB") to be (a) the per annum rate for deposits in U.S. Dollars for a term of one month which appears on the Telerate Page 3750 Screen on the day that is two London Business Days prior to the first day of such Collection Period except, that if such first day of the Collection Period is not a Business Day, then the first preceding day that is a Business Day (rounded upwards, if necessary, to the nearest 1/100,000 of l%), (b) if such rate does not appear on the Telerate Page 3750 Screen the term "LIBOR Rate" with respect to that Collection Period shall be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100,000 of l%) of the offered quotations obtained by FUNB from four major banks in the London interbank market selected by FUNB (the "REFERENCE BANKS") for deposits in U.S. dollars to leading banks in the London interbank market as of approximately 11:00 a.m. (London time) on the day that is two London Business Days prior to the first day of such Collection Period, unless such first day of the Collection Period is not a Business Day, in which case, the first preceding day that is a Business Day or (c) if fewer than two Reference Banks provide FUNB with such quotations, the LIBOR Rate shall be the rate per annum which FUNB determines to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100,000 of l%) of the offered quotations which leading banks in New York City selected by FUNB are quoting in the New York interbank market on such date for deposits in U.S. dollars to the Reference Banks or, if fewer than two such quotations are available, to leading European and Canadian Banks.

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LIEN: Any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

LIQUIDATION PROCEEDS: (a) Proceeds of any claim under any Credit Insurance and
(b) all monies collected in connection with the disposition of any Financed Vehicle, from whatever source, securing a Defaulted Receivable, net of the sum of (x) any amounts reasonably expended by the Servicer in connection with the liquidation of such Financed Vehicle for the account of the Obligor and (y) any such amounts required by law to be remitted to the Obligor.

LIQUIDITY AGREEMENT: The agreement between the Company and any Liquidity Provider evidencing the obligation of the Liquidity Provider to provide liquidity support to the Company in connection with the issuance of Commercial Paper.

LIQUIDITY FEE: A fee payable to the Investors by the Debtor, the terms of which are set forth in the Fee Letter.

LIQUIDITY PROVIDER: The Person or Persons who will provide liquidity support to the Company in connection with the issuance by the Company of its Commercial Paper, which, initially, shall be First Union National Bank.

LONDON BUSINESS DAY: Any day which is a Business Day and also is a day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London.

MONTHLY DEBTOR'S CERTIFICATE:  Has the meaning specified in Section 4.4.

MOODY'S:  Moody's Investors Service, Inc.

MULTI-EMPLOYER PLAN: A "multi-employer plan" as defined in Section 4001(a)(3) of ERISA to which contributions are or have been made by the Debtor or any ERISA Affiliate of the Debtor.

NET INVESTMENT: With respect to any date of determination, (i) the sum of (a) the Original Investment and (b) the amount of any Subsequent Funding occurring on or prior to such date LESS (ii) the sum of (x) all Collections distributed to the Deal Agent in reduction of the Net Investment pursuant to Section 5.1 hereof on or prior to such date of determination, and (y) draws from the Reserve Account distributed to the Noteholder in reduction of the Net Investment.

NOTE: The note issued by the Debtor to the Company pursuant to Section 2.1 of the Note Purchase Agreement, as the same may be amended from time to time and any other notes issued in replacement therefor.

NOTEHOLDER: The Deal Agent as agent for the Company or any assignee of the Company which shall include only the Company, any Liquidity Provider, or any commercial paper conduit administered by First Union National Bank or First Union Capital Markets Corp.

NOTE PURCHASE AGREEMENT: The Note Purchase Agreement dated as of January 1, 1998 by and among the Debtor, the Company, the Deal Agent, the financial institutions parties thereto and First Union National Bank, as liquidity agent as such agreement may be amended, modified and supplemented from time to time in accordance with the terms thereof.

OBLIGOR: For any Receivable, each and every Person who purchased or co-purchased a Financed Vehicle or any other person who owes payments under such Receivable.

OFFICIAL BODY: Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

ORIGINAL INVESTMENT: The amount advanced to the Debtor in respect of the Initial Funding (without reduction for any amount the Debtor directs to be deposited in the Reserve Account).

ORIGINATOR: A bank, finance company, car rental company or factory authorized dealer or its affiliates or any other Person approved in writing by the Deal Agent which has entered into an Originator Agreement with the Seller.

ORIGINATOR AGREEMENT: The agreement between the Seller and an Originator relating to the purchase by the Seller of a Receivable.

PBGC: The Pension Benefit Guaranty Corporation or any other entity succeeding to the functions currently performed by the Pension Benefit Guaranty Corporation.

PERSON: An individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a government or an agency or political subdivision thereof.

PLAN: Any employee pension benefit plan that (a) is or has been maintained by the Debtor or any ERISA Affiliate of the Debtor, or to which contributions by any such Person are or have been required to be made, (b) is subject to the provisions of Title IV of ERISA and (c) is not a Multi-employer Plan.

PLAN EVENT: (a) The provisions of a notice of intent to terminate any Plan under
Section 4041 of ERISA other than in a "standard termination", or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (b) the receipt of any notice by any Plan to the effect that the PBGC intends to apply for the appointment of a trustee to administer any Plan, (c) the termination of any Plan which may result in a material liability to the Debtor,
(d) the withdrawal of the Debtor or any ERISA Affiliate of the Debtor from any Plan described in Section 4063 of ERISA which may result in a material liability of the Debtor, (e) the complete or partial withdrawal of the Debtor or any ERISA Affiliate of the Debtor from any Multi-employer Plan which may result in a material liability of the Debtor, (f) a "reportable event" described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC) or an event described in Section 4068(f) of ERISA which may result in a material liability of the Debtor, and (g) any other event or condition which under ERISA or the Code may constitute grounds for the imposition of a lien on the assets of the Debtor in respect of any Plan or Multi-employer Plan which is not corrected within 30 days.

POTENTIAL AMORTIZATION EVENT: An event which, but for the lapse of time or the giving of notice, or both, would constitute an Amortization Event.

POTENTIAL TERMINATION EVENT: An event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

POTENTIAL WIND-DOWN EVENT: An event which, but for the lapse of time or the giving of notice, or both, would constitute a Wind-Down Event.

PRINCIPAL BALANCE: The Amount Financed on a Receivable as of the close of business on the last day of a Collection Period, MINUS the sum of (a), if such Receivable is a Re-written Receivable, all Rewrites related thereto through the Determination Date and (b) all Collections collected by the Servicer to and including such day with respect to such Receivable and applied by the Servicer in accordance with the Servicer's customary servicing procedures to reduce the principal balance thereof; PROVIDED, HOWEVER, that the Principal Balance of any Receivable which is a "Defaulted Receivable" as defined herein shall be zero.

PRINCIPAL COLLECTIONS: For any Remittance Date, the sum of the following amounts with respect to the preceding Collection Period: (a) that portion of all collections on Receivables allocable to principal, (b) Liquidation Proceeds attributable to principal in accordance with the Servicer's customary servicing procedures, (c) partial prepayments of any refunded item included in the Amount Financed, such as extended warranty protection plan costs, or physical damage, credit life, or disability insurance premiums, and (d) the principal portion of the amount paid by the Debtor to reduce the principal balance of the Note and release the lien of the Secured Party on each Receivable that became an Ineligible Receivable during the related Collection Period.

PRINCIPAL COMPONENT: With respect to Commercial Paper (a) in the case of Commercial Paper issued on a discount basis, the amount of proceeds received by the Company upon the sale thereof and (b) in the case of Commercial Paper issued on an interest-bearing basis, the face amount thereof.

PROGRAM FEE: A fee payable to the Company by the Debtor, the terms of which are set forth in the Fee Letter.

PURCHASE AGREEMENT: The Purchase Agreement, dated as of January 1, 1998, between the Debtor, as purchaser thereunder, and the Seller, as seller thereunder, as the same may be amended, modified and supplemented from time to time in accordance with the terms thereof and hereof.

PURCHASED INTEREST: The interest in the Note acquired by the Liquidity Provider, if any.

RECEIVABLE: Any retail installment sales contract and any indebtedness owed thereunder (including any Additional Amounts) in which the Debtor has or acquires at any time an interest, whether constituting an account, chattel paper, instrument, mortgage, deed of trust or general intangible, arising out of or in connection with the sale of new or used cars, or new and used light trucks including the rendering of services by the originator or any other party in connection therewith, under an Extended Service Agreement or otherwise, and including the right of payment of any finance charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Collateral Agent has released its security interest in a Receivable pursuant to
Section 2.6 hereof, it shall no longer constitute a Receivable hereunder.

RECEIVABLE SCHEDULE: The schedule of Receivables (which schedule may be in the form of a computer file or microfiche) attached as EXHIBIT B to this Agreement, as amended or modified from time to time pursuant to the terms of this Agreement.

RECOVERY RATIO: On any Determination Date, a fraction (expressed as a percentage) the numerator of which is the sum of (i) the amount of Liquidation Proceeds received during the related Collection Period from the disposition of any Financed Vehicles which secured Defaulted Receivables plus (ii) the amount of any rebates scheduled to be received within five months from the date of receipt of such Liquidation Proceeds for add-on products financed for the related Financed Vehicles, and the denominator of which is the aggregate outstanding Principal Balance (such Principal Balance to be calculated without giving effect to any Rewrite) of the related Receivables at the time such Receivables were first classified as Defaulted Receivables.

RELEVANT UCC STATE:  The States of New York and Texas.

RE-LIENING EXPENSE: All expenses incurred by the Seller or the Collateral Agent for the purpose of re-titling the Financed Vehicles to name the Collateral Agent as lienholder on the certificate of title thereto.

RE-LIENING TRIGGER:

      (a) First Investors Financial Services Group, Inc. (including its consolidated subsidiaries) stockholders' equity falls below $12,000,000;

      (b) any event described in Section 6.1(c) hereof shall occur with respect to the Seller or the Debtor; or

      (c) one or more courts of competent jurisdiction have issued final, non-appealable orders to the effect that the Collateral Agent does not have a valid perfected first priority security interest in the Financed Vehicles securing any Receivable where the aggregate initial Principal

Balance of such affected Receivables is equal to or greater than 5.0% or more of the aggregate Principal Balance of the Receivables as of the date of such order.

REMITTANCE DATE: The 20th day of each month beginning February 20, 1998, or, if such 20th day is not a Business Day, the next succeeding Business Day.

REMOVAL DATE:  Has the meaning specified in Section 2.6 hereof.

REQUIRED RESERVE ACCOUNT BALANCE: On any day, the greater of (a) an amount equal to the product of (i) 1.00% and (ii) the Facility Limit and (b) an amount equal to the product of (x) 2.00% and (y) the Net Investment on such date of calculation (after giving effect to any increases in the Net Investment on such date of determination).

REQUIREMENTS OF LAW: For any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether Federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System).

RESERVE ACCOUNT:  The account established pursuant to Section 5A.1 hereof.

RESERVE ACCOUNT BANK: Bankers Trust Company or such other bank or trust company as may be appointed by the Deal Agent from time to time.

RESERVE ADVANCE: Amounts advanced from the Reserve Account in accordance with Section 5.1(b) hereof.

REVOLVING PERIOD: The period from and including the Closing Date to, but not including, the Termination Date.

REWRITE: As to any Re-Written Receivable, the amount of any reduction of the Principal Balance of such Re-Written Receivable.

RE-WRITTEN RECEIVABLE: Any Receivable as to which the Servicer has, pursuant to the provisions of Section 4.5, reduced either (i) the Principal Balance thereof or (ii) the APR thereof.

S&P: Standard & Poor's, a division of The McGraw-Hill Companies.

SECURED PARTY:  The Noteholder.

SELLER:  First Investors Financial Services, Inc.

SERVICER: GECC as servicer under the Servicing Agreement or any successor Servicer acceptable to the Deal Agent.

SERVICER EVENT OF DEFAULT:  Has the meaning specified in the Servicing
Agreement.

SERVICING AGREEMENT: The Servicing Agreement, dated as of January 1, 1998, between GECC, as servicer, and the Debtor, as such agreement may be amended, modified and supplemented from time to time (but only with the consent of the Deal Agent).

SUBSEQUENT FUNDING:  Has the meaning specified in the Note Purchase Agreement.

SUBSIDIARY: Any corporation more than 50% of the outstanding voting securities of which shall at any time be owned or controlled, directly or indirectly, by the Debtor or by one or more Subsidiaries, or any similar business organization which is so owned or controlled.

TARGETED MONTHLY PRINCIPAL PAYMENT: With respect each Remittance Date, the amount necessary to reduce the Net Investment to an amount no greater than the Borrowing Base.

TELERATE PAGE 3750 SCREEN: The display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purposes of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

TERMINATION DATE: The earliest of (a) December 31, 1998 unless such date shall be extended by the parties hereto pursuant to a written document, (b) the date of termination of the commitment of the Liquidity Provider under any Liquidity Agreement, (c) the date of the termination of the commitment of the Credit Support Provider under any Credit Support Agreement, (d) the date designated by the Debtor as the date on which the Revolving Period shall terminate (which date shall be the last day of a Collection Period) following not less than 30 Business Days' prior written notice to the Company and the Deal Agent, and (e) the date on which any Termination Event has occurred.

TERMINATION EVENT:  Has the meaning specified in Section 6.1 hereof.

TRANSFER or TRANSFERRED: When used with respect to Eligible Investments held or to be held in the Reserve Account:

      (a) with respect to each Clearing Corporation Security, transfer to the Deal Agent will occur upon the latest of: (i) the making by the Clearing Corporation of appropriate entries on its books reducing the appropriate securities account of the transferor and increasing the appropriate securities account of the Financial Intermediary by the amount of such Clearing Corporation Security, (ii) the sending of a confirmation to the Deal Agent by the Financial Intermediary of the purchase by the Deal Agent of such Clearing Corporation Security and (iii) the identification by book entry to the Financial Intermediary Securities Account by the Financial Intermediary of the Clearing Corporation Securities as belonging to the Deal Agent, acting for the Collateral Agent, on behalf of the Secured Party;

      (b) with respect to each Certificated Security, transfer to the Deal Agent will occur upon the latest of (i) the sending of a confirmation by the Financial Intermediary of the purchase by the Deal Agent of such Certificated Security and
(ii) the identification by book-entry to the Financial Intermediary Securities Account by the Financial Intermediary of such Certificated Security as belonging to the Deal Agent, acting for the Collateral Agent, on behalf of the Secured Party;

      (c) with respect to each Federal Book Entry Security, transfer to the Deal Agent will occur upon the latest of (i) the making by the Federal Reserve Bank of New York of appropriate entries transferring the Federal Book-Entry Security on its books and records to the book-entry account of the Financial Intermediary at the Federal Reserve Bank of New York, (ii) the sending of a confirmation by the Financial Intermediary of the purchase by the Deal Agent of such Federal Book-Entry Security, and (iii) the identification by book-entry to the Financial Intermediary Securities Account by the Financial Intermediary of such Federal Book Entry Security as belonging to the Deal Agent, acting for the Collateral Agent, on behalf of the Secured Party;

      (d) with respect to Instruments in the possession of the Bailee, in the State of New York, the sending of notice to the Bailee by the Deal Agent of the security interest of the Deal Agent, acting for the Collateral Agent, on behalf of the Secured Party and the sending of an acknowledgment of such notice to the Deal Agent; and

      (e) with respect to any Eligible Investment, by any method creating a perfected security interest in favor of the Deal Agent, acting for the Collateral Agent, on behalf of the Secured Party, provided that the Debtor shall have delivered an opinion of counsel to the Deal Agent and the Collateral Agent to the effect that the Deal Agent acting for the Collateral Agent, on behalf of the Secured Party, has a valid perfected first priority security interest in such Eligible Investment.

UNIFORM COMMERCIAL CODE or UCC: The Uniform Commercial Code as adopted in the Relevant UCC State.

LIQUIDITY FEE: A fee payable monthly to the Company by the Debtor, the terms of which are set forth in the Fee Letter.

VSI INSURANCE: The blanket collateral protection insurance policy or policies of insurance underwritten by Agricultural Excess and Surplus Insurance Company (or any other insurance company acceptable to the Company) covering each of the installment sales contracts held by the Debtor, including the Receivables, in the form attached hereto as EXHIBIT J.

WIND-DOWN EVENT:  Has the meaning specified in Section 6.2.

YIELD PROTECTION PROVISION: The compensation of the Company by the Debtor with respect to increased taxes, reserves and funding costs of the Company as described in Section 4.2 of the Note Purchase Agreement.

                                   ARTICLE II

                           GRANT OF SECURITY INTEREST

      SECTION 2.1 GRANT OF SECURITY INTEREST.

      As security for the prompt and complete payment of the Note and the performance of all of the Debtor's obligations under the Note, the Note Purchase Agreement and this Agreement, the Debtor hereby grants to the Collateral Agent, for the benefit of the Secured Party, a security interest in and continuing Lien on all of the Debtor's right, title and interest in, to and under (a) all Receivables in which the Debtor at any time and from time to time has an interest, all monies due or to become due with respect to such Receivables on and after the Cut-Off Date, whether such amounts are considered accounts, general intangibles or other property, and all monies, instruments, securities or investments of any type or description on deposit in or credited to the Collection Account at any time; (b) the security interests in the Financed Vehicles granted by Obligors pursuant to the related Receivables and any accessions thereto; (c) any proceeds from claims on any physical damage, credit life, credit disability, VSI Insurance or other insurance policies covering Financed Vehicles or Obligors and any other Liquidation Proceeds; (d) any Interest Rate Hedge Agreement, including the right to payment under any such Interest Rate Hedge Agreement or other hedging arrangement; and (e) the proceeds of any and all of the foregoing (collectively, the "COLLATERAL"). As security for the prompt and complete payment of the Note and the performance of all of Debtor's obligations under the Note, the Note Purchase Agreement and this Agreement, the Debtor hereby grants to the Collateral Agent for the benefit of the Secured Party, a security interest in and continuing Lien on all of Debtor's right, title and interest in, to and under the Reserve Account and all Eligible Investments, securities, instruments and other financial assets (as defined in Section 8-102(a)(9) of the 1994 official Text of the Uniform Commercial Code and the New York UCC) credited to the Reserve Account and the proceeds thereof. In addition, the Debtor hereby assigns to the Collateral Agent all of its rights under the Purchase Agreement with respect to the Receivables. Notwithstanding the foregoing assignment, the Debtor does not assign its rights as to any retail installment sales contracts purchased thereunder other than the retail installment sales contracts and any other rights relating to Receivables. The foregoing pledge does not constitute an assumption by the Collateral Agent of any obligations of the Debtor to Obligors or any other Person in connection with the Collateral or under any agreement and instrument relating to the Collateral, including without limitation any obligation to make future advances to or on behalf of such Obligors.

      In connection with such pledge, the Debtor agrees to record and file, at its own expense, financing statements with respect to the Collateral now existing and hereafter created for the transfer of chattel paper, accounts and general intangibles (each as defined in Article 9 of the UCC as in effect in the Relevant UCC State) meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Collateral Agent in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing (which may, for purposes of this Section 2.1, consist of telephone confirmation of such filing) to the Company on or prior to the Closing Date. In addition, the Debtor agrees to clearly and unambiguously mark its general ledger and all accounting records and documents and all computer tapes and records to show that the Receivables have been pledged to the Collateral Agent hereunder, which marking shall be completed on or before the relevant Conveyance Date.

      In connection with the grant of the security interest pursuant to this
Section 2.1, the Debtor agrees to direct the Servicer, on or prior to the related Conveyance Date, to indicate, on or prior to the related Conveyance Date, clearly and unambiguously in its computer files described in the preceding paragraph that a security interest in the Receivables has been granted to the Collateral Agent pursuant to this Agreement, which marking shall be completed on or before the relevant Conveyance Date. The Debtor shall deliver to the Collateral Agent a computer file or microfiche list containing a true and complete list of all Receivables, identified by account number and principal balance as of (i) the Cut-Off Date, which shall be delivered on or before the date of the Initial Funding and (ii) as of the last day of March, June, September and December of each year, each such file or list shall be delivered on the fifteenth Business Day after the end of such month. Such file or list shall be marked as the Receivable Schedule and EXHIBIT B to this Agreement, delivered to the Collateral Agent as confidential and proprietary information, and is hereby incorporated into and made a part of this Agreement. The Debtor agrees to deliver to the Collateral Agent at such times as requested by the Collateral Agent in connection with a third party's request to review EXHIBIT B, as provided in the financing statement filed by the Collateral Agent under the UCC, a computer file or microfiche list containing a true and complete list of all Receivables, including all Receivables created on or after the Cut-Off Date, in existence as of the later of (x) the last day of the prior Collection Period and (y) the most recent Removal Date by account number and by Principal Balance as of such day or date. Such updated and revised file or list shall be marked as the Receivable Schedule and EXHIBIT B to this Agreement, delivered to the Collateral Agent as confidential and proprietary information, shall replace the previously delivered Receivable Schedule identified as EXHIBIT B, and shall be incorporated into and made a part of this Agreement. The Debtor agrees to direct the Servicer, on each Conveyance Date, to indicate clearly and unambiguously in its computer files that an undivided interest in the Receivables has been pledged to the Collateral Agent pursuant to this Agreement.

      SECTION 2.2 [RESERVED].

      SECTION 2.3 RE-LIENING TRIGGER.

      Upon the occurrence of a Re-Liening Trigger and at the direction of the Deal Agent, the Seller shall take all steps necessary to cause the certificate of title or other evidence of ownership of the related Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Party as lienholder. Any costs associated with such revision of the Certificate of Title shall be paid by the Seller and to the extent such costs are not paid by the Seller such unpaid costs shall be recovered from funds available for application as described in Section 5.1 hereof.

      In addition, with respect to any state in which obligors are located with respect to Receivables that account for more than 10% of the initial aggregate Principal Balance of Receivables, the Seller shall be required, at the request of the Deal Agent, to deliver a legal opinion satisfactory to the Deal Agent and counsel for the Deal Agent as to the status of the security interest of the Collateral Agent, on behalf of the Secured Party, in the related Financed Vehicles or cause the certificate of title or other evidence of ownership of the related Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Party as lienholder.

      Further, in the event that First Investors Financial Services Group, Inc. (including its consolidated subsidiaries) stockholders' equity falls below $15,000,000, the Seller shall within 30 days thereof, either (a) deliver to the Collateral Agent and the Deal Agent opinions of legal counsel, in form and substance satisfactory to the Deal Agent and counsel to the Deal Agent, with respect to the laws of each state required by the Deal Agent, as to the status of the security interest of the Collateral Agent, on behalf of the Secured Party, in the related Financed Vehicles or (b) at the request of the Deal Agent, the Seller shall cause to be taken all steps necessary to cause the certificate of title or other evidence of ownership of the related Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Party as lienholder. Any costs associated with such revision of the Certificate of Title shall be paid by the Seller and to the extent such costs are not paid by the Seller such unpaid costs shall be recovered from funds available for application as described in Section 5.1 hereof.

      SECTION 2.4 [RESERVED].

      SECTION 2.5 INCREASE OF NOTE.

      The Debtor may increase the outstanding principal amount of the Note only upon satisfaction of the following conditions:

      (a) no Termination Event, no Amortization Event, no Wind-Down Event and/or Incipient Coverage Shortfall shall have occurred and be continuing;

      (b) the Debtor shall have entered into any Interest Rate Hedge Agreement that is satisfactory to the Deal Agent and meets the criteria set forth in
Section 3.2(n);

      (c) after giving effect to any such increase, the sum of (x) the Net Investment and (y) accrued Carrying Costs shall not be greater than the Borrowing Base;

      (d) after giving effect to any such increase, the sum of (x) the Net Investment and (y) the interest component of Commercial Paper Notes would not exceed the Facility Limit;

      (e) the amount on deposit in the Reserve Account shall at least equal the Initial Reserve Account Deposit;

      (f) after giving effect to such increase, the Debtor shall not have requested increases in the principal amount of the Note more than seven (7) times during the calendar month in which such request is made, unless otherwise approved by the Deal Agent; and

      (g) the Debtor shall have provided the Collateral Agent and the Deal Agent with written notice in the form of Exhibit I hereto (the "FUNDING Notice") at least three Business Days prior to such increase.

      SECTION 2.6 RELEASE OF RECEIVABLES.

      On any Business Day, provided that no Termination Event, Amortization Event, Wind-Down Event or Incipient Coverage Shortfall shall have occurred, the Debtor shall have the right to require the Collateral Agent to release all of the Collateral Agent's right, title and interest in and to all or certain specified Receivables on the terms and conditions set forth herein (the effective date of any such release, the "REMOVAL DATE"). It shall be a condition precedent to any such release that (a) after giving effect to any such release, the sum of (x) Net Investment and (y) accrued Carrying Costs shall not exceed the sum of (1) Borrowing Base and (2) the amount on deposit in the Reserve Account (calculated after giving effect to any release of funds from the Reserve Account on such Removal Date), such determination to be based on the most recent Monthly Debtor's Certificate delivered by the Debtor, (b) such release does not result in a Termination Event, a Wind-Down Event or an Amortization Event, (c) the Debtor shall (i) pay to the Collateral Agent for payment to the Noteholder on the day of receipt from the Debtor, an amount equal to the amount necessary, if any, to reduce the Net Investment such that the sum of (x) Net Investment and
(y) accrued Carrying Costs does not exceed the Borrowing Base after giving effect to such release and (ii) pay to the Collateral Agent for payment to the Noteholder on the day of receipt from the Debtor, an amount equal to all unpaid Carrying Costs (including Carrying Costs not yet accrued) to the extent reasonably determined by the Deal Agent to be attributable to that portion of the Net Investment to be reduced as a result of the payment referred to in clause (c)(i)(y) above, (d) the Debtor shall have given the Collateral Agent and the Deal Agent at least five (5) days prior written notice of its intention to request the release of such Receivables, (e) all amounts due under the Note Purchase Agreement, to the extent accrued to the date of such release or, at the option of the Collateral Agent, acting upon the written instructions of the Deal Agent, accrued to such date and to accrue thereafter, shall have been reimbursed, (f) such release shall not materially and adversely affect the Secured Party or any Purchaser and (g) such release shall include at least $5,000,000 in Principal Balance of Receivables; PROVIDED, HOWEVER, that there shall be no minimum release amount with respect to Ineligible Receivables. It is the intention of the parties that, to the extent the Company is the Noteholder and the Company is funding its interest in the Note through Commercial Paper Notes, the Debtor shall pay to the Collateral Agent such amounts as are required under this Section 2.6 on the Business Day preceding the maturity date of the Commercial Paper Notes issued by the Company to fund its interest in the Note. The Deal Agent agrees, subject to the provisions of the Administration Agreement, to use its reasonable efforts to reinvest in overnight Eligible Investments any payments received by the Company from the Debtor in respect of maturing Commercial Paper prior to the Business Day preceding such maturity and remit the proceeds of such investments to the Debtor.

      The amount described in clause (c)(i) above upon receipt by the Company shall be applied in reduction of the Net Investment.

      The Debtor shall also be obligated to pay to the Collateral Agent, the Company and the Deal Agent the reasonable legal fees and expenses of the Collateral Agent, the Deal Agent and the Company arising in connection with any such release.

      Upon (i) the deposit to the Collection Account and the payment to the respective parties of the amounts described in this Section, and (ii) the receipt by the Collateral Agent of a certificate of the Debtor stating that all conditions precedent contained in this Section 2.6 have been satisfied, the Collateral Agent shall execute and deliver to the Debtor, at the Debtor's expense, such documents or instruments as are necessary to terminate the Collateral Agent's interest in the applicable Receivables and the proceeds thereof. Any such documents shall be prepared by or on behalf of the Debtor and shall specifically identify (by loan or account number and outstanding Principal Balance) the Receivables in which the Collateral Agent's security interest is to be released.

      The Debtor shall deliver to the Collateral Agent and the Deal Agent a computer file, microfiche list or printed list containing a true and complete list of all such Receivables to be released, identified by account number and principal balance as of the Cut-Off Date and/or Removal Date. Such file or list, when taken together with the list provided pursuant to Section 2.1 hereof shall constitute the Receivables Schedule as of such Removal Date after giving effect to such removal.


                                   ARTICLE III

                  REPRESENTATIONS, WARRANTIES AND COVENANTS
                                  OF THE DEBTOR

      SECTION 3.1 REPRESENTATIONS AND WARRANTIES CONCERNING RECEIVABLES.

      The Debtor represents and warrants to and covenants with the Collateral Agent and the Secured Party as of the date of the Initial Funding and, except as otherwise provided herein, as of each Conveyance Date, that:

      (a) Immediately prior to the Initial Funding or, as to any Receivable that is acquired by the Debtor after the Initial Funding, the date such Receivable is acquired by the Debtor (each a "CONVEYANCE DATE"), the Seller had a valid and enforceable first priority security interest in the related Financed Vehicle, and such security interest had been duly perfected and was prior to all other present and future liens and security interests (except future tax liens and liens that, by statute, may be granted priority over previously perfected security interests) that now exist or may hereafter arise, and the Seller had the full right to assign such security interest to the Debtor.

      (b) On and after the related Conveyance Date, there shall exist under such Receivable a valid, subsisting, and enforceable first priority perfected security interest in the related Financed Vehicle (other than, as to the priority of such security interest, any statutory lien arising by operation of law after the related Conveyance Date which is prior to such interest) and, following the grant of all of the Debtor's right, title and interest in and to such security interest to the Collateral Agent, at such time as enforcement of such security interest is sought there shall exist in favor of the Collateral Agent a valid, subsisting, and enforceable first priority perfected security interest (other than, as to the priority of such security interest, any statutory lien arising by operation of law after the related Conveyance Date which is prior to such interest) in the related Financed Vehicle.

      (c) If such Receivable was originated in a state in which notation of a security interest on the title document for the Financed Vehicle securing such Receivable is required or permitted to perfect such security interest, the title document for such Financed Vehicle shows, or if a new or replacement title document is being applied for with respect to such Financed Vehicle the title document will show, the Seller as the sole holder of a security interest in such Financed Vehicle. If such Receivable was originated in a state in which the filing of a financing statement under the UCC is required to perfect a security interest in motor vehicles, such filings or recordings have been duly made and show the Seller as the sole holder of a first priority security interest in such Financed Vehicle, and in either case the Debtor has the same rights as the Seller has or would have (if the Seller were still the owner of a Receivable) against the Obligor and all creditors of the Obligor claiming an interest in such Financed Vehicles.

      (d) Immediately prior to the related Conveyance Date: (i) such Receivable had not been sold, assigned, or pledged by the Seller to any Person; (ii) the Seller had good and marketable title thereto free and clear of any encumbrance, equity, pledge, charge, claim or security interest; (iii) the Seller was the sole owner thereof and had full right to sell the Receivable to the Debtor and upon the sale thereof to the Debtor, the Debtor will have good and marketable title thereto and will own such Receivables free and clear of any encumbrances. Such Receivable was acquired by the Seller, from an originator with which the Seller does business, pursuant to an Originator Agreement between the Seller and such Originator. Such Originator had full right to assign to the Seller such Receivable and the security interest in the related Financed Vehicle. The Seller has full right to sell to the Debtor such Receivable and the security interest in the related Financed Vehicle. The Collateral Agent, for the benefit of the Secured Party, has a valid and perfected first priority security interest in such Receivable and all proceeds thereof, free and clear of all Liens, encumbrances, security interests and rights of others.

      (e) As of the related Conveyance Date, there is no lien against the related Financed Vehicle for delinquent taxes.

      (f) Such Receivable, and the sale of the Financed Vehicle securing such Receivable, where applicable, complied, at the time it was made, and now complies, in all material respects with applicable state and federal laws (and regulations thereunder), including, without limitation, usury, disclosure and consumer protection laws, equal credit opportunity, fair credit reporting, truth-in-lending or other similar laws, the Federal Trade Commission Act, and applicable state laws regulating retail installment sales contracts in general and motor vehicle retail installment sales contracts and loans in particular, and the receipt of interest on, and the ownership of, such Receivable by the Debtor will not violate any such laws and the related Obligor has no right of rescission or cancellation, claims or defenses, setoffs, or counterclaims of any kind whatsoever as to or against the contract evidencing a related Receivable.

      (g) The Receivable constitutes the entire agreement between the Seller (as assignee of the related Originator) and the related Obligor.

      (h) At the time of origination of such Receivable, the proceeds of such Receivable were fully disbursed, and there is no requirement for future advances thereunder, and all fees and expenses in connection with the origination of such Receivable have been paid.

      (i) As of the related Conveyance Date, there is no default, breach, violation or event of acceleration existing under any such Receivable and no event which, with the passage of time or with notice or with both, would constitute a default, breach, violation or event of acceleration under any such Receivable. The Seller has not waived any such default, breach, violation or event of acceleration.

      (j) In connection with the purchase of such Receivable, the Seller required the related Originator to furnish evidence that the related Financed Vehicle was covered by a comprehensive and collision insurance policy naming the Seller as loss payee and insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage in an amount equal to the actual cash value of the related Financed Vehicle.

      (k) Such Receivable contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the related Financed Vehicle of the benefits of the security.

      (l) The collection practices used with respect to such Receivable have been in all material respects legal, proper, prudent and customary in the automobile installment sales contract or installment loan servicing business as applied with respect to obligors with credit standings comparable to that of the Obligor.

      (m) [reserved].

      (n) The related Obligor does not have any other motor vehicle retail installment sale contracts owing to the Seller which are 60 or more days contractually delinquent at the Conveyance Date.

      (o) No Receivable is due from an Obligor who has defaulted under a previous Receivable with the Seller.

      (p) The Originator that sold such Receivable to the Seller has entered into an Originator Agreement and such Originator Agreement constitutes the entire agreement between the Seller and the related Originator with respect to the sale of such Receivable to the Seller, such Originator Agreement was, at the time of the origination of such Receivable, in full force and effect and is the legal, valid, binding and enforceable obligation of such Originator (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of creditors, rights generally and to principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law); there have been no material defaults by such Originator or by the Seller under such Originator Agreement; the Seller has fully performed all of its obligations under such Originator Agreement; the Seller has not made any statements or representations to such Originator inconsistent with any term of such Originator Agreement; the purchase price for such Receivable has been paid in full by the Seller, there is no other payment due to such Originator from the Seller for the purchase of such Receivable, such Originator has no right, title or interest in or to any Receivable; there is no prior course of dealing between such originator and the Seller which will affect the terms of such Originator Agreement; and any additional payment that may be owed to such Originator by the Seller is a corporate obligation of the Seller.

      (q) The Seller has provided to the Servicer the sole original counterpart of such Receivable as amended, and the related title document or the application for title document, previously in the possession of the Seller.

      (r) Such Receivable constitutes "chattel paper" for purposes of Sections 9-105(1)(b) and 9-308 of the UCC. The Seller's electronic ledgers have been marked as provided in Section 2.1 and 2.2 of this Agreement with respect to such Receivable.

      (s) Such Receivable was not originated in, nor is it subject to the law of, any jurisdiction, the laws of which would make unlawful the sale, transfer or assignment of such document, under this Agreement, including any repurchase in accordance with this Agreement.

      (t) Such Receivable is in full force and effect in accordance with its respective terms and neither the Seller nor the related Obligor has suspended or reduced any payments or obligations due or to become due thereunder by reason of a default by the other party to such Receivable; there are no proceedings pending, or to the best of the Seller's knowledge, threatened, asserting insolvency of the related Obligor; there has been no previous default on such Receivable that resulted in repossession of the related Financed Vehicle; and there are no proceedings pending, or to the best of the Seller's knowledge, threatened wherein the related Obligor or any governmental agency has alleged that such Receivable is illegal or unenforceable.

      (u) Each contract evidencing a Receivable being acquired by the Debtor is substantially similar to one of the Seller's standard form contracts attached hereto as EXHIBIT K except for immaterial modifications or deviations therefrom in accordance with state law which will not have a material adverse effect on the Secured Party and will not reduce the scheduled payments thereunder or other payments due under the Receivables.

      (v) The Seller has duly fulfilled all obligations to be fulfilled on the Seller's part under or in connection with the origination, acquisition and disposition of such Receivable, including, without limitation, giving any notices or consents necessary to effect the acquisition of such Receivables by the Debtor, and has done nothing to impair the rights of the Collateral Agent or the Secured Party in such Receivable or payments with respect thereto. The Seller has obtained all necessary licenses, permits and charters required to be obtained by the Seller, which failure to obtain would render any portion of the transaction document unenforceable and would have a material adverse effect on the Secured Party.

      (w) The Originator that originated such Receivable was selected by the Seller based on such Originator's financial and operating history.

      (x) [reserved]

      (y) The contract securing such Receivable arose from a bona fide sale in the ordinary course of the Originator's business.

      (z) Such Receivable represents the sale of goods described in the contract evidencing the Receivable.

      (aa) Such Receivable is exclusive and contains all the terms and conditions of the related contract.

      (bb) To the best of the Debtor's knowledge, all signatures, names, addresses, telephone numbers, figures and other statements of fact set forth in the contract evidencing the Receivable are genuine, true and correct.

      (cc) To the best of the Debtor's knowledge, no part of the down payment, or any installment, has been loaned by the Originator to the related Obligor.

      (dd) To the best of the Debtor's knowledge, all credit information provided to the Seller is true and correct and reported as received from the Obligor.

      (ee) To the best of the Debtor's knowledge, the Obligor is in fact the primary or sole operator of the related Financed Vehicle.

      (ff)  Each Receivable constitutes an Eligible Receivable.

      (gg) The sale of the Extended Service Agreement to the related Obligor complied at the time of such sale with all applicable state and federal laws (and regulations thereunder), including without limitation, insurance, usury, disclosure and consumer protection laws, equal credit opportunity, fair credit reporting, truth-in-lending or other similar laws, the Federal Trade Commission Act, and applicable state laws regulating extended service agreements and insurance, and the ownership of such Extended Service Agreement will not violate any such laws.

      (hh) To the best of the Debtor's knowledge, each Extended Service Agreement and each credit life policy and accident and health policy relating to a Financed Vehicle or an Obligor is the legal, valid and binding obligation of each party thereto, and is enforceable in accordance with its terms.

      (ii) To the best of the Debtor's knowledge, the Seller and any party obligated to perform services under an Extended Service Agreement relating to a Financed Vehicle, any credit life insurance policy or any accident and health policy related to a Financed Vehicle or an Obligor have complied with all licensing, insurance or other laws applicable to them in connection with the origination, servicing, performance or administration thereof.

      (jj) The Collateral Agent will be entitled to receive all amounts due to an Obligor or lienholder upon cancellation by an Obligor of an Extended Service Agreement or any credit life insurance policy and accident and health insurance policy relating to a Financed Vehicle or an Obligor.

      (kk) All rights (but not obligations) of the Seller under each Extended Service Agreement and any credit life insurance policy and accident and health insurance policy relating to a Financed Vehicle or an Obligor have been assigned by the Seller to the Debtor, and subsequently assigned by the Debtor to the Collateral Agent for the benefit of the Secured Party.

      With respect to any Receivable for which any representation or warranty made by the Debtor set forth in Section 3.1 above shall be or shall have been untrue as of the last day of the prior Collection Period (each, an "Ineligible Receivable") the Debtor shall be obligated to pay to the Collateral Agent, for application in accordance with Section 5.1 as if such amounts constituted Available Collections for such Remittance Date, the principal balance plus accrued interest at the applicable APR on each such Ineligible Receivable. Such payment shall be made on the Business Day preceding the next Remittance Date. After the payment of such amount in respect of any Receivable, the lien of the Collateral Agent in any such Receivable shall be released.

      SECTION 3.2 COVENANTS OF THE DEBTOR.

      The Debtor hereby covenants to the Collateral Agent and the Secured Party, so long as any amounts shall be outstanding under the Note or the Note Purchase Agreement, that:

      (a) CORPORATE EXISTENCE. The Debtor will preserve and maintain its existence as a corporation duly organized and existing under the laws of the jurisdiction of its incorporation and will remain duly qualified as a foreign corporation under the laws of each other jurisdiction in which the failure to so qualify would have a material adverse effect on the ability of the Debtor to perform its obligations under this Agreement, the Note, the Note Purchase Agreement or the Purchase Agreement.

      (b) LOSSES, ETC. In any suit, proceeding or action brought by the Collateral Agent or any Secured Party for any sum owing thereto, the Debtor will save, indemnify and keep the Collateral Agent and the Secured Party harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor under such Receivable, arising out of a breach by the Debtor of any obligation under the related Receivable or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Debtor, and all such obligations of the Debtor shall be and remain enforceable against and only against the Debtor and shall not be enforceable against the Collateral Agent or the Secured Party.

      (c) COMPLIANCE WITH LAW. The Debtor will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any governmental authority applicable to the Receivables or any part thereof; PROVIDED, HOWEVER, that the Debtor may contest any act, rule, regulation, order, decree or direction in any reasonable manner which will not materially and adversely affect the rights of the Collateral Agent in the Receivables or the collectibility of the Receivables.

      (d) NO INSTRUMENTS. The Debtor will take no action to cause any Receivable to be evidenced by any instrument (as defined in the UCC as in effect in the Relevant UCC State).

      (e) NO LIENS. Except for the conveyances contemplated hereunder, the Debtor will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable or any interest therein; the Debtor will notify the Collateral Agent and the Deal Agent of the existence of any Lien on any Receivable immediately upon discovery thereof; and the Debtor shall defend the right, title and interest of the Collateral Agent on behalf of the Secured Party in, to and under the applicable Receivables against all claims of third parties claiming through or under the Debtor; PROVIDED, HOWEVER, that nothing in this Section 3.2(e) shall prevent or be deemed to prohibit the Debtor from suffering to exist upon any of the Receivables any Liens for municipal or other local taxes and other governmental charges if such taxes or governmental charges shall not at the time be due and payable or if the Debtor shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

      (f) NOTICE TO THE COLLATERAL AGENT. The Debtor will advise the Collateral Agent and the Deal Agent promptly, in reasonable detail, (i) of any Lien asserted or claim made against any of the Receivables, (ii) of the occurrence of any breach by the Debtor of any of its representations, warranties and covenants contained herein and (iii) of the occurrence of any other event which would have a material adverse effect on the Collateral Agent's security interest on behalf of the Secured Party in the Receivables or the collectibility thereof, or which would have a material adverse effect on the interests of the Secured Party.

      (g) BOOKS AND RECORDS. The Collateral Agent and the Secured Party and their agents and representatives shall at all times have full and free access during normal business hours to all the computer tapes, books, correspondence and records of the Debtor insofar as they relate to the Receivables, and the Collateral Agent and its agents and representatives and the Deal Agent may examine the same, take extracts therefrom and make photocopies thereof, and the Debtor agrees to render to the Collateral Agent and the Deal Agent or its agents and representatives, at the Debtor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Debtor hereby assigns to the Collateral Agent and its agents and representatives and the Deal Agent all rights the Debtor has or shall have to examine computer tapes, books, correspondence and records relating to Receivables serviced by the Servicer or any successor servicer thereto. Each of the Collateral Agent and the Deal Agent acknowledges that in exercising the rights and privileges conferred in this
Section 3.2(g) it, or its agents and representatives, may from time to time obtain knowledge of information and practices set forth in such computer tapes, books, correspondence and records (whether in the possession of the Debtor or the Servicer) of a confidential nature and in which the Debtor has a proprietary interest. The Collateral Agent and the Secured Party agree that all such information, practices, books, correspondence and records are to be regarded as confidential information and that (i) it shall retain in strict confidence and shall use its best efforts to ensure that its representatives retain in strict confidence and will not disclose without the prior written consent of the Debtor any or all of such information, practices, books, correspondence and records furnished to them and (ii) it will not, and will use its best efforts to ensure that its agents and representatives will not, make any use whatsoever (other than for the purposes contemplated by this Agreement) of any of such information, practices, computer tapes, books, correspondence and records without the prior written consent of the Debtor, unless such information (A) is generally available to the public, (B) is required by law to be disclosed or is requested by any Governmental Authority having authority over the Deal Agent, the Company, any Liquidity Provider or Credit Support Provider or (C) is requested by Moody's or S&P in connection with their rating of the Commercial Paper Notes or the implied rating of the facility.

      (h) ADMINISTRATIVE PROCEDURES. The Debtor will maintain and implement administrative operating procedures (including, without limitation, an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information customarily maintained in the servicing of sub-prime auto loans.

      (i) UCC FILINGS. The Debtor shall execute and file such continuation statements and any other documents requested by the Company, the Deal Agent or the Collateral Agent or which may be required by law to fully preserve and protect the interest of the Company, the Deal Agent, and the Collateral Agent hereunder in and to the Receivables.

      (j) CHANGE OF LOCATION. The Debtor will not, (i) without providing 60 days' notice to the Company, the Deal Agent, and the Collateral Agent and (ii) without filing such amendments to any previously filed financing statements as the Collateral Agent or the Deal Agent may require, either (A) change the location of its principal executive office or the location of the offices where the records relating to the accounts are kept, or (B) change its name, identity or corporate structure in any manner which would, could or might make any financing statement or continuation statement filed by the Debtor in accordance with this Agreement seriously misleading within the meaning of Section 9-402(g) of the UCC or any applicable enactment of the UCC.

      (k) FURTHER ASSURANCES. The Debtor shall deliver to the Company, the Deal Agent, and the Collateral Agent within 90 days of the first anniversary of the Closing Date and each anniversary thereafter an opinion of independent counsel to the Debtor, dated as of a date during such 90-day period, either (i) stating that, in the opinion of such counsel, (A) such action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of financing statements, continuation statements or other instruments or documents as is necessary to preserve and protect the interest of the Collateral Agent and the Secured Party in and to the Receivables and reciting the details of such action or referring to prior opinions of counsel in which such details are given, and (B) all financing statements, continuation statements and any other necessary documents have been executed and filed that are necessary fully to preserve and protect the perfected interest of the Collateral Agent and the Secured Party in and to the Receivables, and reciting the details of such filings or referring to prior opinions of counsel in which such details are given, or (ii) stating that, in the opinion of such counsel, no such action is necessary to preserve and protect such interest.

      (l) REPORTING. The Debtor will furnish, or cause to be furnished to the Deal Agent, and the Collateral Agent (unless otherwise provided to the Collateral Agent):

            (i) NOTICE OF TERMINATION EVENT, AMORTIZATION EVENT, WIND-DOWN EVENT, POTENTIAL TERMINATION EVENT, POTENTIAL AMORTIZATION EVENT OR POTENTIAL WIND-DOWN EVENT. As soon as possible and in any event within five days of becoming aware of the occurrence of each Termination Event, Amortization Event, Wind-Down Event, or each Potential Termination Event, Potential Amortization Event or Potential Wind-Down Event hereunder, or each Servicer Event of Default (as defined in the Servicing Agreement) or FIACC Event of Default (as defined in the Servicing Agreement) under the Servicing Agreement, a statement of the chief financial officer or chief accounting officer of the Debtor setting forth details of such Termination Event, Amortization Event, Wind-Down Event, Potential Termination Event, Potential Amortization Event or Potential Wind-Down Event, Servicer Event of Default or FIACC Event of Default and the action which the Debtor proposes to take with respect thereto.

            (ii) CHANGE IN CREDIT GUIDELINES. Within 10 days after the date of any material change in or amendment to the Credit Guidelines, a copy of the Credit Guidelines then in effect indicating such change or amendment. Any change that will materially and adversely affect the Deal Agent shall be approved in writing by the Deal Agent.

      (m) The Debtor shall not, without the prior written consent of the Collateral Agent and the Deal Agent,

            (i) engage in any business or activity other than those set forth in
      Article III of the Debtor's Certificate of Incorporation;

            (ii) incur any indebtedness, or assume or guaranty an indebtedness of any other entity, other than any indebtedness contemplated by Article IV of the Debtor's Certificate of Incorporation, which indebtedness shall be subordinated to all other obligations of the Debtor;

            (iii) without the affirmative vote of 100% of the members of the Board of Directors of the Debtor, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidate, assignee, trustee, sequestrate (or other similar official) of the corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action.

            (iv) The Debtor shall at all times (A) to the extent the Debtor's office is located in the offices of the Seller or any Affiliate of the Seller, pay fair market rent for its executive office space located in the offices of the Seller or any Affiliate of the Seller, (B) maintain the Debtor's books, financial statements, accounting records and other corporate documents and records separate from those of the Seller or any other entity, (C) not commingle the Debtor's assets with those of the Seller or any other entity (it being understood that certain Collections on Receivables owned by the Debtor may be temporarily commingled with collections on other receivables serviced by the Seller); (D) act solely in its corporate name and through its own authorized officers and agents,
      (E) make investments directly or by brokers engaged and paid by the Debtor or its agents (provided that if any such agent is an Affiliate of the Debtor it shall be compensated at a fair market rate for its services),
      (F) separately manage the Debtor's liabilities from those of the Seller or any Affiliates of the Seller and pay its own liabilities, including all administrative expenses, from its own separate assets, and (G) pay from the Debtor's assets all obligations and indebtedness of any kind incurred by the Debtor. The Debtor shall abide by all corporate formalities, including the maintenance of current minute books, and the Debtor shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Debtor and its assets and liabilities. The Debtor shall
      (1) pay all its liabilities, (2) not assume the liabilities of the Seller or any Affiliate of the Seller, and (3) not guarantee the liabilities of the Seller or any Affiliate of the Seller. The officers and directors of the Debtor (as appropriate) shall make decisions with respect to the business and daily operations of the Debtor independent of and not dictated by any controlling entity.

            (v) The Debtor shall only amend, alter, change or repeal its Certificate of Incorporation as in effect on the date hereof with the prior written consent of the Collateral Agent and the Deal Agent.

      (n) The Debtor shall have at all times from and after the date of the Initial Funding in effect an interest rate cap agreement or agreements or other interest rate hedge agreements acceptable to the Deal Agent (each an "INTEREST RATE HEDGE AGREEMENT" and collectively the "INTEREST RATE HEDGE AGREEMENTS") with a financial institution or institutions ("HEDGE COUNTERPARTIES") provided that (i) any such Hedge Counterparty shall be approved by the Deal Agent, (ii) such Hedge Counterparty shall have irrevocably and unconditionally agreed that, prior to the date which is one year and one day after the payment in full of the Note and the Commercial Paper, it will not institute against, or join any other Person in instituting against, the Company, the Seller or the Debtor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or any other jurisdiction, (iii) the form and substance of any such Interest Rate Hedge Agreement shall be acceptable to the Deal Agent, (iv) all amounts payable by the Hedge Counterparty thereunder shall be required to be paid by such counterparty directly to the Collection Account, (v) such Interest Rate Hedge Agreement shall provide that the Hedge Counterparty acknowledges that the Debtor's rights thereunder shall have been irrevocably assigned to, and a security interest therein has been granted to, the Collateral Agent for the benefit of the Secured Party and (vi) the strike rate of any Interest Rate Hedge Agreement that is an interest rate cap agreement shall be not more than 9.0%. The Interest Rate Hedge Agreements in effect on the date of the Initial Funding shall cover at least 100% of the Net Investment, calculated as of the Cut-Off Date, which hedge agreements shall have a term of at least 36 months from the Cut-Off Date. On or before the fifth Business Day of each calendar month ("MONTHLY HEDGE DATE"), the Debtor shall have in effect Interest Rate Hedge Agreements covering at least 100% of the increase in the Net Investment during the immediately preceding calendar month, which hedge agreements shall have a term of at 36 months from such Monthly Hedge Date.

      (o) CREDIT GUIDELINES. The Debtor shall not amend, modify or supplement its Credit Guidelines in any manner which would materially and adversely affect the Noteholder, the Company, the Liquidity Providers or the Credit Support Provider.

      (p) EXTENDED SERVICE AGREEMENTS. The Debtor will not amend, and shall not permit any amendment to any Extended Service Agreement relating to any Financed Vehicle which would adversely affect its ability and right to receive refunds under such contracts, or which would adversely affect the position of the Noteholder, the Deal Agent, any Liquidity Provider or the Credit Support Provider.

      (q) THE NOTE. The Debtor will not amend, and shall not permit any amendment to the Note, except in accordance with the Note Purchase Agreement, except with the consent of the Company and the Deal Agent.

                                   ARTICLE IV

                          SERVICING AND ADMINISTRATION

      SECTION 4.1 SERVICING.

      (a) Pursuant to the Servicing Agreement, the Debtor has contracted with General Electric Capital Corporation ("GECC") to act as servicer to manage, collect and administer each of the Receivables. Until such time as GECC is terminated as servicer under the Servicing Agreement, references to the Servicer herein shall refer to GECC as servicer under the terms of the Servicing Agreement. In the event of a Servicer Event of Default pursuant to Section 8.01 of the Servicing Agreement, the Debtor shall, upon the written direction of the Deal Agent, or may, with the consent of the Deal Agent, terminate GECC as Servicer thereunder. The Deal Agent shall also have the right to remove the Servicer for cause, which shall include the material breach of any obligation or covenant under the Servicing Agreement. Upon the termination of GECC as servicer of the Receivables pursuant to either Section 8.01 or Section 9.02 of the Servicing Agreement, the Deal Agent, shall have the right to appoint a successor servicer and the Debtor shall enter into a servicing agreement with such successor servicer in form and substance acceptable to the Deal Agent, with such successor servicer acceptable to the Deal Agent at such time. Such appointment shall be subject to the consent of the Debtor, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that if a Termination Event, a Potential Termination Event, Wind-Down Event, Potential Wind-Down Event, Amortization Event, Potential Amortization Event or Incipient Coverage Shortfall, shall have occurred and be continuing the consent of the Debtor shall not be required. Such servicing agreement shall specify the duties and obligations of such successor servicer, and all references herein to the Servicer shall be deemed to refer to such successor servicer.

      (b) There shall be established on the Closing Date and maintained, for the benefit of the Secured Party, in the trust department of a bank chosen by the Collateral Agent (which bank shall be Bankers Trust Company or such other bank or trust company as may be appointed by the Collateral Agent from time to time with the consent of the Debtor, which consent shall not be unreasonably withheld), a segregated account (the "COLLECTION ACCOUNT"), bearing a designation clearly indicating that all of the funds deposited therein are held for the benefit of the Secured Party. Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Collateral Agent at the direction of the Debtor in Eligible Investments that will mature so that such funds will be available prior to the next succeeding Remittance Date, except that in the case of funds representing Collections with respect to a succeeding Collection Period, such Eligible Investments may mature so that such funds will be available no later than the Business Day prior to the Remittance Date for such Collection Period. Any funds on deposit in the Collection Account to be so invested shall be invested solely in Eligible Investments. On each Remittance Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be available to make any payments required hereunder and shall be distributed pursuant to the priorities set forth in Section 5.1.

      (c) The Debtor shall cause GECC as servicer under the Servicing Agreement to deposit all Collections in the Collection Account no later than ten (10) Business Days after the end of the related Collection Period (LESS the fees and expenses of GECC as Servicer which GECC, pursuant to the Servicing Agreement, is permitted to withhold from amounts remitted to the Debtor or the Collateral Agent), but in any event, on or before the 14th day of the month following the related Collection Period.

      SECTION 4.2 RIGHTS AFTER DESIGNATION OF SUCCESSOR SERVICER.

      At any time following the designation of a Servicer (other than GECC) pursuant to Section 4.1 as a result of the occurrence of a Servicer Event of Default pursuant to Section 8.01 of the Servicing Agreement:

      (a) The Collateral Agent and the Deal Agent may direct that payment of all amounts payable under any Receivable be made directly to the Collateral Agent or its designee.

      (b) The Debtor shall, at the Collateral Agent's or the Deal Agent's request and at the Debtor's expense, give notice of the Collateral Agent's interest in the Receivables to each Obligor and direct that payments be made directly to the Collateral Agent or its designee.

      (c) The Debtor shall, at the Collateral Agent's or the Deal Agent's request, (i) assemble all of the records relating to the Collateral, including all Receivables files, and shall make the same available to the Collateral Agent and the Deal Agent at a place selected by the Collateral Agent and the Deal Agent or its designee, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Collateral Agent and the Deal Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Collateral Agent or its designee.

      (d) The Debtor hereby authorizes the Collateral Agent to take any and all steps in the Debtor's name and on behalf of the Debtor necessary or desirable, in the determination of the Collateral Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including, without limitation, endorsing the Debtor's name on checks and other instruments representing Collections and enforcing the Receivables.

      SECTION 4.3 RESPONSIBILITIES OF THE DEBTOR.

      Anything herein to the contrary notwithstanding, the Debtor shall (a) perform all of its obligations under the Receivables to the same extent as if a security interest in such Receivables had not been granted hereunder and the exercise by the Collateral Agent of its rights hereunder shall not relieve the Debtor from such obligations and (b) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of the Debtor thereunder.

      SECTION 4.4 MONTHLY DEBTOR'S CERTIFICATE.

      On each Determination Date, the Debtor shall deliver to the Deal Agent and the Collateral Agent a certificate in substantially the form of EXHIBIT H attached hereto (the "MONTHLY DEBTOR'S CERTIFICATE") for the related Collection Period. The Monthly Debtor's Certificate shall have attached thereto the certificate of the Servicer with respect to the Receivables relating to the immediately preceding Collection Period (which for so long as GECC is the Servicer shall be in the form specified in Section 4.09 of the Servicing Agreement). The Company shall provide (or cause the Deal Agent to provide) to the Debtor, by the 10th day of the calendar month following the Collection Period to which such Monthly Debtor's Certificate relates, information relating to the amount of each obligation of the Company which comprises Carrying Costs for such Collection Period. The Monthly Debtor's Certificate shall specify whether a Termination Event, an Amortization Event or Wind-Down Event is deemed to have occurred with respect to the Collection Period preceding such Determination Date. Upon receipt of the Monthly Debtor's Certificate, the Collateral Agent shall rely (and shall be fully protected in so relying) on the information contained therein for the purposes of making distributions and allocations as provided for herein.

      SECTION 4.5 RE-WRITTEN RECEIVABLES.

      The Servicer may, upon instruction from the Debtor, reduce either (i) the Principal Balance or (ii) the APR of any Receivable. In the event of any such reduction, the Seller agrees to deposit, immediately upon the granting of any such reduction, to the Collection Account an amount, in immediately available funds, equal to (x) if the Principal Balance of such Receivables is reduced, the amount of the reduction in such Principal Balance, together with interest to accrue on such reduction, at a rate per annum equal to the related APR, from the date of such reduction to and including the last day of the calendar month in which such reduction is effective and/or (y) if the APR is reduced, an amount equal to the excess of (A) the amount of all remaining payments to be made by the Obligor of such Receivable, calculated using the APR prior to such reduction and (B) the amount of all remaining payments to be made by the Obligor of such Receivable, calculated using the APR after giving effect to such reduction.


                                    ARTICLE V

                           ALLOCATION AND APPLICATION
                         OF COLLECTIONS; RESERVE ACCOUNT

      SECTION 5.1 COLLECTIONS.

      (a) On each Remittance Date, the Collateral Agent shall determine by reference to the Monthly Debtor's Certificate the Available Collections for the prior Collection Period and shall withdraw such amount from the Collection Account and allocate and pay such amount in the following order of priority;

            (i)   to the Reserve Account to repay Reserve Advances;

            (ii) to pay to the Collateral Agent all fees and expenses due pursuant to Section 7.2(a) hereof;

            (iii) first, to the Noteholder, an amount equal to Carrying Costs (net of all amounts paid by a Reserve Advance in respect thereof during the related Collection Period) for the related Collection Period and then to pay the servicing fee due to any successor Servicer;

            (iv) to the Noteholder, to pay the Targeted Monthly Principal
      Payment;

            (v) prior to the occurrence of a Termination Event, to the Reserve Account, the amount necessary to increase the amount on deposit in the Reserve Account to the Required Reserve Account Balance;

            (vi) to the Collateral Agent, FIRST, the amount to be applied by the Collateral Agent to pay any and all Re-Liening Expenses then due and payable which have not been previously paid by or on behalf of the Debtor, and SECOND, all amounts due the Collateral Agent pursuant to Section 7.2(b) hereof;

            (vii) after the occurrence of a Termination Event, the remainder to the Noteholder to reduce the Net Investment;

            (viii) to the Noteholder or any other appropriate party, an amount equal to any other amounts owed thereto under the Note Purchase Agreement (other than amounts due under the Note, with the exception of costs incurred in the enforcement of the Note), other amounts due thereto under this Agreement, and unreimbursed Carrying Costs with respect to prior Collection Periods; and

            (ix) unless an Incipient Coverage Shortfall exists, all remaining amounts shall be distributed by the Collateral Agent to a bank account designated by the Debtor for further distribution; if an Incipient Coverage Shortfall exists, then all remaining amounts shall be retained in the Collection Account until the next Remittance Date, on which date such amounts shall constitute funds available for application pursuant to this
      Section 5.1(a).

      (b) In the event that, on any Business Day on which any Commercial Paper Notes mature (the "MATURED CP") other than a Remittance Date, the sum of (i) funds on deposit in the Collection Account on such date and (ii) the aggregate amounts paid to the Noteholder on any prior Remittance Date representing Carrying Costs in respect of such Matured CP is less than the Interest Component of such Matured CP (such difference being the "MATURED CP SHORTFALL"), then the Deal Agent shall make an advance from the Reserve Account in an amount equal to such Matured CP Shortfall (a "RESERVE ADVANCE") and pay to the Company the amount of such advance. To the extent that amounts available in the Reserve
Account are insufficient to cover such Matured CP Shortfall, the Debtor shall be obligated to make a payment to the Collateral Agent, for distribution to the Company, in an amount equal to such remaining shortfall. Amounts required to be remitted pursuant to this Section 5.1(b) to the Company shall be remitted in immediately available funds to the Agent's Account no later than 12:00 noon, New York City time, on the date due. The Deal Agent shall be entitled to direct the Collateral Agent to make a demand for payment upon the Debtor for shortfalls reasonably expected to occur in the amount available to be withdrawn from Reserve Account pursuant to this Section 5.1(b), PROVIDED, that any such demands shall be (i) based on the maturity schedule of Commercial Paper Notes and (ii) made not more than four Business Days prior to the scheduled maturity date of the Commercial Paper Notes to which such expected shortfall relates. The Debtor shall deposit to the credit of the Reserve Account, on the Business Day following any such demand, the amount of such requested payment.

      (c) If the Available Collections in respect of a Remittance Date are insufficient to pay the sum of the amounts to be distributed on such Remittance Date pursuant to clauses (ii) through (iv) of Section 5.1(a) and, at the Deal Agent's option, clause (vi) of Section 5.1(a), the Debtor shall notify the Deal Agent of such shortfall and the Deal Agent shall cause the withdrawal of the amount of such shortfall from the Reserve Account, to the extent of amounts on deposit therein, and remit the proceeds of such withdrawal to the Collateral Agent and the Collateral Agent shall apply such amount to the payment of the items described in clauses (ii), (iii), (iv) and (vi) of Section 5.1(a), on the related Remittance Date and in that order of priority. The Deal Agent shall be entitled to direct the Collateral Agent to make a demand for payment upon the Debtor for shortfalls reasonably expected to occur in the amount available to be withdrawn from Reserve Account on any Remittance Date pursuant to this Section 5.1(c), PROVIDED, that any such demands shall be based on the information contained in the related Monthly Debtor's Certificate. The Debtor shall deposit to the credit of the Reserve Account, on the Business Day following any such demand, the amount of such requested payment.

      SECTION 5.2 REMITTANCES TO THE SECURED PARTY.

      On each Remittance Date, the Collateral Agent shall remit Available Collections to the Secured Party in accordance with the provisions of Section
5.1. The foregoing notwithstanding, the final remittance in respect of the Note shall be made in the applicable manner specified above only upon presentation and surrender of the Note at the office of the Debtor specified by it in the notice of such final remittance or repurchase.

                                   ARTICLE V-A

                     THE RESERVE ACCOUNT AND THE DEAL AGENT

      SECTION 5A.1      ESTABLISHMENT OF THE RESERVE ACCOUNT.

      (a) ESTABLISHMENT OF RESERVE ACCOUNT. On or before the Closing Date, the Debtor shall establish a segregated account, which shall be entitled "Reserve Account of First Union Capital Markets Corp. as Collateral Agent for certain secured parties under the Security Agreement dated as of January 1, 1998" (the "RESERVE ACCOUNT"). Subject to the terms hereof, the Deal Agent for the benefit of the Collateral Agent for the benefit of the Secured Party shall possess all right, title and interest in and to all funds deposited from time to time in the Reserve Account. Notwithstanding the foregoing, the Deal Agent shall not withdraw any funds from, or otherwise exercise control over, the Reserve Account except as provided in this Agreement and the Deal Agent acknowledges that all amounts on deposit in the Reserve Account shall be held by the Deal Agent for the benefit of the Collateral Agent for the benefit of the Secured Party.

      (b) DEPOSITS TO AND WITHDRAWALS FROM THE RESERVE ACCOUNT. On or prior to the date of the Initial Funding, the Debtor shall deposit or cause to be deposited in the Reserve Account, the Initial Reserve Account Deposit. Such deposit may be made by instruction from the Debtor to the Deal Agent to withhold from the Initial Funding an amount equal to such Initial Reserve Account Deposit and deposit such amount to the Reserve Account on such date. The Debtor shall deposit into the Reserve Account all amounts which are required to be deposited therein by this Agreement. The Deal Agent shall promptly withdraw from the Reserve Account all amounts required to be withdrawn therefrom pursuant to
Section 5.1(b) and 5.1(c) hereof, and shall either (i) pay such amounts to the Company (in the case of withdrawals pursuant to Section 5.1(b)) or (ii) remit such amounts to the Collateral Agent (in the case of withdrawals therefrom pursuant to Section 5.1(c)).

      Prior to the occurrence of a Termination Event and at any time during which an Incipient Coverage Shortfall does not exist and to the extent that amounts on deposit in the Reserve Account on any Remittance Date, after giving effect to any required withdrawals therefrom on such day, exceed the Required Reserve Account Balance, such excess amounts shall be withdrawn from the Reserve Account by the Deal Agent and be deposited by the Deal Agent in the Collection Account and shall constitute part of the funds available for application pursuant to Section 5.1(a) for the next succeeding Remittance Date.

      From and after the occurrence of a Termination Event the Deal Agent may withdraw any and all amounts on deposit in the Reserve Account in accordance with the provisions of Section 5.1 to be applied in the Deal Agent's discretion to reduce the Net Investment or to pay the Carrying Costs accrued and to accrue on such reduction in the Net Investment.

      (c) INVESTMENT OF FUNDS ON DEPOSIT IN THE RESERVE ACCOUNT.

            (i) Funds on deposit in the Reserve Account shall be invested in Eligible Investments by or at the written direction of the Debtor, PROVIDED that if a Termination Event shall have occurred, such investments shall be limited to the Eligible Investments set forth in items A, B and C of EXHIBIT D hereto. Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Eligible Investment and is permitted to be made under this Agreement.

            (ii) All investments of amounts on deposit in the Reserve Account shall be accomplished in a manner so as to cause such investments to be Transferred to the Collateral Agent, as agent, and, if required by applicable law or any amendment thereto, to be maintained by the Collateral Agent, as agent, through continued registration of the Collateral Agent's ownership of such investments, so as to continuously establish "control" (as defined in Section 8-106 of the 1994 Official Text of Article 8 of the Uniform Commercial Code and the New York UCC) thereof by the Collateral Agent, as agent; PROVIDED that investments need not be Transferred to the Collateral Agent, as agent, in accordance with each action set forth in the definition of "Transferred", if as a result of the effectiveness in the State of New York of the 1994 Official Text of
      Article 8 of the Uniform Commercial Code, or otherwise, such action is no longer required to perfect the security interest of the Collateral Agent, as agent. The Deal Agent and the Collateral Agent shall instruct the Reserve Account Bank (and any other Financial Intermediary holding the Reserve Account) to comply with all Entitlement Orders (as defined in
      Section 8-102(a)(8) of the 1994 Official Text of the Uniform Commercial Code and the New York UCC) received by it from the Deal Agent and not to comply with Entitlement Orders (as defined in Section 8-102(a)(8) of the 1994 version of the Official Text of Article 8 of the Uniform Commercial Code and the New York UCC) with respect to the Reserve Account given to it by any Person other than the Deal Agent.

            (iii) Funds on deposit in the Reserve Account on the date of the Initial Funding and thereafter shall be so invested in Eligible Investments that mature such that sufficient amounts of such funds or the proceeds thereof will be available for withdrawal pursuant to Section 5.1(b) on the maturity date of Commercial Paper Notes and for remittance to the Collateral Agent pursuant to Section 5.1(b); in any event the maturity of any Eligible Investment shall not exceed 30 days. No Eligible Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Eligible Investment shall be deposited in the Reserve Account. Investments may be made on any date (provided such investments mature in accordance with the preceding sentence), only after giving effect to deposits to and withdrawals from the Reserve Account on such date. Not later than 5:00 p.m. (New York time) on the Business Day prior to each Remittance Date, all interest and earnings (net of losses and investment expenses, if any) accrued since the previous Remittance Date (or since the Closing Date in the case of the first Remittance Date) on funds on deposit in the Reserve Account shall be withdrawn by the Deal Agent and remitted to the Collateral Agent to be applied pursuant to
      Section 5.1 of this Agreement in accordance with the Monthly Debtor's Certificate. Realized losses, if any, on amounts invested in Eligible Investments shall be charged against undistributed investment earnings on amounts on deposit in the Reserve Account.

            (iv) The Debtor shall provide the Deal Agent on the date hereof and from time to time upon request an incumbency certificate or the substantial equivalent with respect to each officer of the Debtor that is authorized to provide instructions relating to investments in Eligible Investments.

      SECTION 5A.2      MAINTENANCE OF ELIGIBLE INVESTMENTS.

      Eligible Investments shall be maintained in such manner as may be necessary to maintain the first priority perfected security interest in favor of the Collateral Agent on behalf of the Secured Party.

      All amounts or property credited to the Reserve Account shall be subject to the lien of the Collateral Agent on behalf of the Secured Party, until released or withdrawn from the Reserve Account.

      SECTION 5A.3      TERMINATION OF RESERVE ACCOUNT; RELEASE OF FUNDS.

      If and to the extent that all amounts owed by the Debtor to the Secured Party hereunder, under the Note Purchase Agreement and the Note have been paid in full, any amounts on deposit in the Reserve Account shall be released to the Debtor. In the event that thereafter the Debtor shall request that the Noteholder increase its Net Investment, it shall be a condition precedent thereto that the Reserve Account be funded in an amount equal to the Required Reserve Account Balance after giving effect to any Receivables added to the Collateral in connection with such increase in the Net Investment.


                                   ARTICLE VI

                  TERMINATION EVENTS; SERVICING TERMINATION

      SECTION 6.1 TERMINATION EVENTS.

      The occurrence of any one of the following events shall be a "TERMINATION EVENT" under this Agreement:

      (a) failure on the part of the Debtor to pay or disburse when due the amounts provided for herein;

      (b) failure (i) by the Debtor, to observe or perform any term, covenant, condition or agreement set forth in Sections 3.2(a), (d), (e), (f), (g), (h),
(i), (j), (l), (m) or (n) of this Agreement or (ii) of any representation or warranty of the Debtor, the Seller or the Servicer contained herein or, in the Note Purchase Agreement, the Purchase Agreement or the Servicing

Agreement to be true and correct in all material respects on any day when made or deemed made hereunder, or (iii) by the Debtor to observe or perform any other term, covenant, condition or agreement provided for herein or in the Note, the Note Purchase Agreement, the Servicing Agreement, the Purchase Agreement or the Interest Rate Hedge Agreement (other than those terms described in subsection 6.1(a) above) which failure, (A) in the case of clause (ii) above continues for a period of thirty (30) days after the earlier of (1) the date on which written notice of such breach shall have been given to the Debtor, the Seller or the Servicer, by the Company, the Deal Agent or the Collateral Agent, (2) the date on which the Debtor became aware of such breach or (3) the date on which the Debtor exercising reasonable care should have become aware of such breach, or
(B) in the case of clause (iii) above continues for a period of thirty (30) days after the earlier of (1) the date on which written notice of such failure shall have been given to the Debtor by the Company, the Deal Agent, or the Collateral Agent, (2) the date on which the Debtor became aware of such failure or (3) the date on which the Debtor exercising reasonable care should have become aware of such failure;

      (c) the Debtor, the Seller or the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Debtor, the Seller or the Servicer, as the case may be, or of or relating to all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Debtor, the Seller or the Servicer, as the case may be, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or the Debtor, the Seller or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of an applicable insolvency or reorganization statute, make any assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or the Debtor, the Seller or the Servicer, as the case may be, shall become unable for any reason to pledge Collateral to the Collateral Agent in accordance with the provisions of this Agreement;

      (d) (i) the sum of (x) Net Investment and (y) accrued Carrying Costs exceeds the sum of (I) the Borrowing Base and (II) the amount on deposit in the Reserve Account for a period of 30 consecutive days; (ii) the Net Investment PLUS the Accrued Interest Component equals or exceeds the Facility Limit or
(iii) the Net Investment at any time equals or exceeds the sum of the Principal Balance of Eligible Loans plus the amount on deposit in the Reserve Account.

      (e) the Debtor shall enter into any merger, consolidation or conveyance transaction regardless of the surviving entity, or the Servicer shall enter into any merger, consolidation or conveyance transaction whereby it is not the surviving entity;

      (f) any material adverse change in the operations of the Servicer which materially adversely affects the ability of the Servicer to service the Receivables or to perform its obligations under the Servicing Agreement (or any other agreement pursuant to which the Servicer is acting as servicer of the Receivables);

      (g) there shall be a payment default by the Seller or the Debtor under any material agreement for borrowed money to which the Seller or the Debtor is a Party or there shall be a Servicer Event of Default under the Servicing Agreement;

      (h) the Delinquency Ratio averaged over any three consecutive Collection Periods shall equal or exceed 10.00%;

      (i) either (a) the Gross Default Ratio averaged over any three consecutive Collection Periods shall equal or exceed 16.00% or (b) the Recovery Ratio averaged over any three consecutive Collection Periods shall be less than 55%;

      (j) the Collateral Agent shall fail for any reason to have a valid and perfected first priority security interest in the Receivables and the proceeds thereof;

      (k) there shall be a material breach by the Seller of its obligations under the Purchase Agreement;

       (l) (i) a final judgment for the payment of money in excess of $1,000,000 shall have been rendered against the Seller by a court of competent jurisdiction and the Seller shall not have either: (1) discharged or provided for the discharge of such judgment in accordance with its terms, or (2) perfected a timely appeal of such judgment and caused the execution thereof to be stayed (by supersedeas or otherwise) during the pendency of such appeal or (ii) the Seller shall have made payments of amounts in excess of $1,000,000 in settlement of any litigation;

      (m) the weighted average APR of the Receivables is less than 17.0%;

      (n) the weighted average remaining term to maturity on the Receivables is greater than 60 months;

      (o) the Servicer's long-term debt rating falls below A-/A3 and a successor servicer acceptable to the Deal Agent is not in place within 60 days;

      (p) the long-term debt rating of any active provider of an Interest Rate Hedge Agreement is below A-/A3 and a successor to such provider acceptable to the Deal Agent is not in place or collateral acceptable to the Deal Agent has not been posted, in each case, within 10 business days;

      (q) the occurrence of a Wind-Down Event which is not cured within 90 days.

      SECTION 6.2 WIND-DOWN EVENTS.

      The occurrence and continuation of any one of the following events shall be a "WIND-DOWN EVENT" under this Agreement:

      (a) the Liquidity Provider or the Credit Support Provider shall have notified the Company that an event of default has occurred under the Liquidity Agreement or the Credit Support Agreement, respectively; or

      (b) the Company's Commercial Paper shall no longer be rated at least "A-2", in the case of S&P, and at least "P-2", in the case of Moody's.

      SECTION 6.3 AMORTIZATION EVENTS.

      The occurrence of any one of the following events shall be an "AMORTIZATION EVENT" under this Agreement:

      (a) on any date of determination, (i) the Gross Default Ratio as measured on a three month rolling average basis exceeds 14.0%, (ii) the Recovery Ratio as measured on a three month rolling average is less than 58.0%, or (iii) the Delinquency Ratio as measured on a three month rolling average basis exceeds 7.0%;

      (b) the First Investors Financial Services Group, Inc. consolidated stockholders equity falls below $15,000,000 as reported on a Form 10-Q or Form 10-K;

      (c) the due diligence (which may occur no more than twice in each calendar year) by the Deal Agent (or its designee) uncovers Receivables representing more than 20% of the sample which display material adverse non-compliance with the Seller's Credit Guidelines;

      (d) GECC, as Servicer, is no longer obligated to service new Loans originated by the Seller; and

      (e) there occurs any material adverse change to the Seller's Credit Guidelines, unless such change is approved by the Deal Agent.

      SECTION 6.4 REMEDIES.

      If a Termination Event as specified in Section 6.1 shall have occurred, the Collateral Agent, at the written direction of the Deal Agent shall, declare by written notice to the Debtor any date as the date upon which the Note shall become due and payable and, the Collateral Agent shall have all of the rights and remedies provided to a secured creditor under the UCC by applicable law in respect thereto. In addition, the Company shall have the right to cease issuing Commercial Paper Notes. The Company may, at its option, determine that its Carrying Costs with respect to the Net Investment after the occurrence of a Termination Event are calculated by reference to the Base Rate PLUS 2.0%. There shall be no Subsequent Funding upon or after the occurrence of any Termination Event or Potential Termination Event or during the continuance of any Wind-Down Event, Potential Wind-Down Event, Amortization Event or Potential Amortization Event.

      If the Note is declared due and payable in accordance with this Section 6.4, the Collateral Agent shall, at the direction of the Deal Agent, do any one or more of the following:

      (a)   take all necessary action to foreclose upon the Collateral;

      (b) retain in satisfaction of any amounts owing from the Debtor all amounts otherwise payable to the Debtor pursuant to this Agreement to the extent necessary to pay in full all amounts (including principal and interest) (i) due and payable under the Note and (ii) due and payable by the Debtor under the Note Purchase Agreement;

      (c) pursue any available remedy by proceeding at law or in equity including complete or partial foreclosure of the lien upon the Collateral and sale of the Collateral or any portion thereof or rights or interest therein as may appear necessary or desirable (i) to collect amounts owed pursuant to the Note and any other payments then due and thereafter to become due under the Note or (ii) to enforce the performance and observance of any obligation, covenant, agreement or provision contained in this Agreement to be observed or performed by the Debtor; or

      (d) exercise any remedies of a secured party under the Uniform Commercial Code and take any other appropriate action to protect and enforce the rights and remedies of the Collateral Agent on behalf of the Secured Party.

      SECTION 6.5 PROCEEDS.

      The proceeds from the sale, disposition or liquidation of the Receivables pursuant to Section 6.4 above shall be treated as Collections on the Receivables and shall be allocated and deposited in accordance with the provisions governing allocations set forth herein.


                                   ARTICLE VII

                              THE COLLATERAL AGENT

      SECTION 7.1 DUTIES OF THE COLLATERAL AGENT.

      The Secured Party hereby appoints First Union Capital Markets Corp. to act on its behalf as Collateral Agent hereunder, and First Union Capital Markets Corp. hereby accepts such appointment. The Collateral Agent, both prior to the occurrence of a Termination Event, Amortization Event or Wind-Down Event hereunder and after an Amortization Event or Wind-Down Event shall have been cured or waived, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. The Collateral Agent shall at all times after the occurrence of a Termination Event, Amortization Event or Wind-Down Event which has not been cured (except in the case of a Termination Event) or waived exercise such of the rights and powers vested in it pursuant to this Agreement using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.

      All Collections received by the Collateral Agent from the Servicer or otherwise will, pending remittance to the Secured Party entitled thereto, be held in trust by the Collateral Agent for the benefit of the Secured Party and together with all other payment obligations of the Debtor hereunder owing to the Secured Party shall be payable to the Secured Party in accordance with the provisions of Article V hereof.

      The Collateral Agent shall only resign if it shall (i) become incapable of acting as Collateral Agent in accordance with the terms of this Agreement, (ii) be adjudicated insolvent or bankrupt or otherwise become subject to any bankruptcy, insolvency, reorganization or liquidation proceeding, (iii) be no longer qualified as the Collateral Agent as such term is defined in the agreement governing its responsibility as Collateral Agent or otherwise be subject to replacement pursuant to or such agreement governing its responsibility as Collateral Agent or (iv) materially breach any of the provisions of this Agreement such Agreement or PROVIDED, FURTHER, that, without the consent of the Company and the Deal Agent, such resignation shall not be effective until a successor Collateral Agent acceptable to the Deal Agent shall have accepted appointment as Collateral Agent hereunder and shall have agreed to be bound by the terms of this Agreement.

      Except as otherwise provided herein, the Collateral Agent shall not resign from the obligations and duties hereby imposed on it except upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Collateral Agent could take to make the performance of its duties hereunder permissible under applicable law. Any such determination permitting the resignation of the Collateral Agent shall be evidenced as to clause (i) above by an opinion of counsel to such effect delivered to the Secured Party. Notwithstanding the foregoing, the Collateral Agent may resign if, after demand therefor, it does not receive payment of any compensation due from the Debtor pursuant to the letter agreement described in Section 7.2. No resignation of the Collateral Agent shall become effective until a successor Collateral Agent approved by the Secured Party shall have assumed the responsibilities and obligations of the Collateral Agent hereunder.

      SECTION 7.2 COMPENSATION AND INDEMNIFICATION OF COLLATERAL AGENT.

      (a) The Collateral Agent shall be compensated for its activities hereunder and reimbursed for reasonable out-of-pocket expenses (including (i) securities transaction charges not waived due to the Collateral Agent's receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Debtor and (ii) the compensation and expenses of its counsel and agents) pursuant to a separate letter agreement between the Collateral Agent and the Debtor. All such amounts shall be payable from funds available therefor in accordance with Section 5.1(a)(ii) hereof with any increase in such amounts to be approved by the Deal Agent. Subject to the terms of such letter agreement, the Collateral Agent shall be required to pay the expenses incurred by it in connection with its activities hereunder from its own account. Notwithstanding any other provisions in this Agreement, the Collateral Agent shall not be liable for any liabilities, costs or expenses of the Debtor arising under any tax law, including without limitation any Federal, state or local income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or from a failure to comply therewith).

      (b) The Debtor shall indemnify the Collateral Agent, its officers, directors, employees and agents for, and hold it harmless against any loss, liability or expense incurred without willful misconduct, gross negligence or bad faith on its part, arising out of or in connection with (i) the acceptance or administration of this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the negligence, willful misconduct or bad faith of the Debtor in the performance of its duties hereunder. All such amounts shall be payable in accordance with
Section 5.1(a)(vi) hereof. The provisions of this Section 7.2 shall survive the termination of this Agreement.

      SECTION 7.3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COLLATERAL
                  AGENT.

      The Collateral Agent agrees to make the following representations, warranties and covenants, and further agrees that the Secured Party shall be deemed to have relied upon such representations, warranties and covenants in accepting their interest in the Receivables.

      (a) ORGANIZATION AND GOOD STANDING. The Collateral Agent is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

      (b) DUE AUTHORIZATION. The execution, delivery, and performance of this Agreement have been duly authorized by the Collateral Agent by all necessary corporate action on the part of the Collateral Agent.

      (c) BINDING OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of the Collateral Agent, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors, rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

      (d) NO CONFLICT. The execution and delivery of this Agreement by the Collateral Agent, and the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to the Collateral Agent, will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Collateral Agent or any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Collateral Agent is a party or by which it is bound.

      SECTION 7.4 LIABILITY OF THE COLLATERAL AGENT.

      (a) The Collateral Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Collateral Agent in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Collateral Agent and, in the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement.

      (b) The Collateral Agent shall not be liable for an error of judgment made in good faith by any officer of the Collateral Agent, unless it shall be proved that the Collateral Agent shall have been negligent in ascertaining the pertinent facts.

      (c) The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted to be taken in good faith in accordance with this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Collateral Agent under this Agreement.

      (d) The Collateral Agent shall not be charged with knowledge of any Termination Event, Wind-Down Event or Amortization Event unless an officer of the Collateral Agent assigned to this transaction obtains actual knowledge of such event or the Collateral Agent receives written notice of such event from the Debtor, the Company, the Deal Agent or the Deal Agent, as the case may be.

      (e) Without limiting the generality of this Section 7.4, the Collateral Agent shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Receivables or the Financed Vehicles, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Obligors or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any tax, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Receivables, (iv) to confirm or verify the contents of any reports or certificates of the Servicer or the Debtor delivered to the Collateral Agent pursuant to this Agreement believed by the Collateral Agent to be genuine and to have been signed or presented by the proper party or parties or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Debtor's or the Servicer's representations, warranties or covenants or the Servicer's duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Receivables under the Servicing Agreement.

      (f) The Collateral Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Collateral Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement.

      (g) The Collateral Agent may rely and shall be protected in acting or refraining from acting upon any resolution, officer's certificate, any Monthly Debtor's Certificate, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

      (h) The Collateral Agent may consult with counsel and any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under this Agreement in good faith and in accordance with such opinion of counsel.

      (i) The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Company pursuant to the provisions of this Agreement, unless the Company shall have offered to the Collateral Agent reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby; nothing contained in this Agreement, however, shall relieve the Collateral Agent of its obligations, upon the occurrence of a Termination Event, a Wind-Down Event or Amortization Event (that shall not have been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

      (j) The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

      (k) Prior to the occurrence of a Termination Event, Wind-Down Event or Amortization Event and before the Collateral Agent has received notice of such Termination Event, Wind-Down Event or Amortization Event and after the curing (except with respect to a Termination Event) or waiver of any Termination Event, Wind-Down Event or Amortization Event that may have occurred, the Collateral Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; PROVIDED, HOWEVER, that if the payment within a reasonable time to the Collateral Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Collateral Agent, not reasonably assured by the Debtor, the Collateral Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Debtor or, if paid by the Collateral Agent, shall be reimbursed by the Debtor upon demand.

      (l) The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Collateral Agent shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.

      SECTION 7.5 MERGER OR CONSOLIDATION OF, OR ASSUMPTION OF THE
                  OBLIGATIONS OF, THE COLLATERAL AGENT.

      The Collateral Agent shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

      (a) the corporation formed by such consolidation or into which the Collateral Agent is merged or the Person which acquires by conveyance or transfer the properties and assets of the Collateral Agent substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia and, if the Collateral Agent is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Secured Party in form satisfactory to the Secured Party, the performance of every covenant and obligation of the Collateral Agent hereunder; and

      (b) the Collateral Agent has delivered to the Secured Party an officer's certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this
Section 7.5 and that all conditions precedent herein provided for relating to such transaction have been complied with.

      SECTION 7.6 LIMITATION ON LIABILITY OF THE COLLATERAL AGENT AND OTHERS.

      The directors, officers, employees or agents of the Collateral Agent shall not be under any liability to the Collateral Agent, any Secured Party or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement; PROVIDED, HOWEVER, that this provision shall not protect the directors, officers, employees and agents of the Collateral Agent against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. Except as provided in Section 7.4, the Collateral Agent shall not be under any liability to any Secured Party or any other Person for any action taken or for refraining from the taking of any action in its capacity as Collateral Agent pursuant to this Agreement whether arising from express or implied duties under this Agreement; PROVIDED, HOWEVER, that this provision shall not protect the Collateral Agent against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Collateral Agent may rely in good faith on any document of any kind PRIMA FACIE properly executed and submitted by any Person respecting any matters arising hereunder. The Collateral Agent shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to administer the Collections and the Collection Account in accordance with this Agreement which in its reasonable opinion may involve it in any expense or liability.

      SECTION 7.7 INDEMNIFICATION OF THE SECURED PARTY.

      The Collateral Agent shall indemnify and hold harmless the Company from and against any loss, liability, expense, damage or injury suffered or sustained by reason of willful misfeasance, bad faith, or gross negligence in the performance of the duties of the Collateral Agent or by reason of reckless disregard of obligations and duties of the Collateral Agent hereunder or by reason of the acts, omissions or alleged acts or omissions of the Collateral Agent pursuant to this Agreement. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.


                                  ARTICLE VIII

                                  MISCELLANEOUS

      SECTION 8.1 NOTICES, ETC.

      Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 8.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 8.1, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

            If to the Company:

                      Variable Funding Capital Corporation
                        c/o First Union National Bank
                        301 South College Street
                        One First Union Center, TW-6
                        Charlotte, North Carolina  28288
                        Attention:  Conduit Administration
                        Telephone:  (704) 383-3766
                        Telecopy:   (704) 383-6036

                         (with a copy to the Deal Agent)

            If to the Debtor:

                        First Investors Auto Capital Corporation
                        675 Bering Drive
                        Suite 710
                        Houston, Texas 77057
                            Attention: Bennie H. Duck
                                    Vice President and Treasurer
                            Telephone: (713) 977-2600
                            Telecopy: (713) 977-0657

            If to the Collateral Agent:

                        First Union Capital Markets Corp.
                        301 South College
                        One First Union Center, TW-6
                        Charlotte, North Carolina  28288
                        Attention:  Bennett S. Cole
                        Telephone:  (704) 383-3766
                        Telecopy:   (704) 374-3254

            If to the Deal Agent:

                        First Union Capital Markets Corp.
                        301 South College Street
                        One First Union Center, TW-6
                        Charlotte, North Carolina  28288
                        Attention:  Conduit Administration
                        Telephone:  (704) 383-3766
                        Telecopy:   (704) 383-6036

            If to the Seller:

                        First Investors Financial Services, Inc.
                           675 Bering Drive, Suite 710
                        Houston, Texas  77057
                            Attention: Bennie H. Duck
                                    Vice President and Treasurer
                            Telephone: (713) 977-2600
                            Telecopy: (713) 977-0657

      SECTION 8.2 SUCCESSORS AND ASSIGNS.

      This Agreement shall be binding upon the Company, the Debtor, the Collateral Agent, the Secured Party, the Seller and their respective successors and assigns and shall inure to the benefit of the Debtor, the Servicer, the Collateral Agent, the Secured Party, the Seller and the Company and their respective successors and permitted assigns including any Liquidity Provider; PROVIDED that the Debtor shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent acting upon written instruction of the Secured Party. In addition, the Debtor hereby acknowledges that the Company may at any time and from time to time assign all or a portion of its rights hereunder to the Liquidity Provider pursuant to the Liquidity Agreement. Except as expressly permitted hereunder or in the agreements establishing the Company's commercial paper program, the Company shall not assign any of its rights or obligations hereunder without the prior written consent of the Debtor.

      SECTION 8.3 SEVERABILITY CLAUSE.

      Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      SECTION 8.4 AMENDMENTS; GOVERNING LAW.

      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (I) MAY NOT BE CHANGED ORALLY BUT ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY AGAINST WHICH ENFORCEMENT IS SOUGHT AND (II) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA. THE PARTIES HEREUNDER AGREE THAT THEY WILL NOT AMEND, MODIFY, WAIVE, OR TERMINATE ANY PROVISION OF THIS AGREEMENT WITHOUT THE WRITTEN CONSENT OF EACH PARTY.

      SECTION 8.5 NO BANKRUPTCY PETITION AGAINST THE COMPANY.

      The Debtor and each of the other parties hereto covenant and agree that, and each such Person agrees that they shall cause any successor Servicer appointed pursuant to Section 4.1 to covenant and agree that, prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Company it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

      SECTION 8.6 SETOFF.

      The Debtor hereby irrevocably and unconditionally waives all right of setoff that it may have under contract (including this Agreement), applicable law or otherwise with respect to any funds or monies of the Debtor at any time held by or in the possession of the Collateral Agent or the Reserve Account Bank.

      SECTION 8.7 NO RECOURSE.

      Except as otherwise expressly provided in this Agreement, it is understood and agreed that the Debtor shall not be liable for amounts due under this Agreement, the Note, or the Note Purchase Agreement, except to the extent of the Collateral. The preceding sentence shall not relieve the Debtor from any liability hereunder with respect to its representations, warranties, covenants and other payment and performance obligations herein described.

      SECTION 8.8 FURTHER ASSURANCES.

      The Debtor agrees to do such further acts and things and to execute and deliver to the Secured Party, the Deal Agent or the Collateral Agent such additional assignments, agreements, powers and instruments as are required by the Collateral Agent or the Deal Agent to carry into effect the purposes of this Agreement or to better assure and confirm unto the Collateral Agent or the Deal Agent its rights, powers and remedies hereunder.

      SECTION 8.9 OTHER COSTS, EXPENSES AND RELATED MATTERS.

      The Debtor agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Collateral Agent and the Secured Party harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys', accountant's and other third parties' fees and expenses, any filing fees and expenses incurred by officers or employees of the Collateral Agent) incurred by or on behalf of the Collateral Agent (a) in connection with the negotiation, execution, delivery and preparation of this Agreement and any documents or instruments delivered pursuant hereto and the transactions contemplated hereby (including, without limitation, the perfection or protection of the Collateral Agent's interest in the Collateral) and (b) from time to time (i) relating to any amendments, waivers or consents under this Agreement, (ii) arising in connection with the Collateral Agent's or the Secured Party's or their agent's enforcement or preservation of rights (including, without limitation, the perfection and protection of the Collateral Agent's security interest in the Collateral under this Agreement), or (iii) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement.

      SECTION 8.10      REPORTING.

Notwithstanding anything herein to the contrary, any report, agreement, notice, certificate or other document required to be delivered to both the Collateral Agent and the Deal Agent may, during any time that the Deal Agent and the Collateral Agent are First Union Capital Markets Corp., be delivered to the Deal Agent alone and any such delivery to the Deal Agent shall be deemed to be delivery, in accordance with the provisions of this Agreement, to the Collateral Agent. The Deal Agent agrees to provide a copy of any report, agreement, notice, certificate or other document it receives under this section to the appropriate personnel of the Collateral Agent.

      SECTION 8.11      COUNTERPARTS.

      This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

      SECTION 8.12      HEADINGS.

      Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                 [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the Debtor, the Deal Agent, the Collateral Agent and the Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                              FIRST INVESTORS AUTO CAPITAL CORPORATION,
                                    as Debtor

                              By:   /s/ BENNIE H. DUCK
                                    Name:  Bennie H. Duck
                                    Title:  Vice President and Treasurer

                              FIRST INVESTORS FINANCIAL SERVICES, INC.,
                                    as Seller

                              By:   /s/ BENNIE H. DUCK
                                    Name:  Bennie H. Duck
                                    Title:  Vice President and Treasurer


                              FIRST UNION CAPITAL MARKETS CORP.,
                              as Collateral Agent and Deal Agent

                              By:   /s/ DARRELL R. BABER
                                    Name:  DARRELL R. BABER
                                    Title:  DIRECTOR

                                                                       EXHIBIT A
                                      NOTE

$25,000,000                                                    January 1, 1998

      Reference is hereby made to that certain Note Purchase Agreement dated as of January 1, 1998 (as amended, supplemented or otherwise modified in accordance with the terms thereof and in effect from time to time, the "NOTE PURCHASE AGREEMENT") by and between First Investors Auto Capital Corporation, a Delaware corporation (the "ISSUER"), and Variable Funding Capital Corporation, a Delaware corporation (the "COMPANY"), and to that certain Security Agreement dated as of January 1, 1998 (as amended, supplemented or otherwise modified and in effect from time to time, the "SECURITY AGREEMENT") by and among the Issuer, First Investors Financial Services, Inc., as seller, and First Union Capital Markets Corp., as deal agent and collateral agent. All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Note Purchase Agreement or the Security Agreement.

      FOR VALUE RECEIVED, the Issuer hereby promises to pay to the order of First Union Capital Markets Corp., as Deal Agent as agent for the Company and the Investors, at the principal office of the Deal Agent at One First Union Center, Charlotte, North Carolina 28288, a principal sum equal to TWENTY-FIVE MILLION DOLLARS ($25,000,000.00), in lawful money of the United States of America and in immediately available funds.

      The date and amount of each Funding extended by the Company to the Issuer under the Note Purchase Agreement, and each payment of principal thereof, shall be recorded by the Company on its books and, prior to any transfer of this Note (or, at the discretion of the Company, at any other time), endorsed by the Company on the schedule attached hereto or any continuation thereof. Although the stated principal amount of this Note is as stated above, this Note shall be enforceable only with respect to the Issuer's obligation to pay the principal hereof only to the extent of the unpaid principal amount of the Fundings outstanding under the Note Purchase Agreement at the time such enforcement shall be sought.

      Interest on the outstanding principal amount of this Note shall accrue at the rate or rates necessary for the payment to the holder hereof, on the dates provided for in the Security Agreement, of Carrying Costs payable to the holder hereof on such date or dates, and shall be payable in accordance with the priorities set forth in the Security Agreement.

      Principal in an amount equal to the Targeted Monthly Principal Payment will be due and payable on each Remittance Date, and such amounts shall be payable in accordance with the priorities set forth in Section 5.1 of the Security Agreement. On each Remittance Date, principal in an amount equal to the principal balance of each Receivable determined during the prior Collection Period to be an Ineligible Receivable shall be due and payable hereunder.

      The entire outstanding principal amount of this Note and accrued interest thereon will be due and payable on the Remittance Date occurring in the calendar month following the third calendar month in which the latest maturing Receivable (determined as of the Termination Date) is scheduled to mature (without regard to extensions subsequently granted on any Receivable by the Issuer or any servicing agent).

      After the occurrence of a Termination Event, the holder hereof may (with the prior written consent of the Deal Agent, subject to the terms of the Security Agreement) declare all amounts due hereunder to be immediately due and payable.

      The Issuer's obligation to make payments hereunder shall be a limited recourse obligation of the Issuer, payable solely from the Collateral.

      The Issuer shall pay all costs of collection of any amount due hereunder when incurred, including without limitation, reasonable attorney's fees and expenses, and including all costs and expenses actually incurred in connection with the pursuit by the holder of any of its rights or remedies referred to herein or in the Security Agreement or the protection of or realization upon collateral, and all such costs shall be payable in accordance with Section 5.1(a)(vii) of the Security Agreement.

      The Issuer waives presentment, notice of dishonor, protest and other notice or formality with respect to this Note.

      THIS NOTE SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

                                    FIRST INVESTORS AUTO CAPITAL
                                    CORPORATION

                                    By:  _____________________________
                                         Name:
                                         Title: